EXHIBIT 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

DUCOMMUN INCORPORATED,

DT ACQUISITION SUB, INC.,

MILTEC CORPORATION

AND

THE PRINCIPAL SHAREHOLDERS OF MILTEC CORPORATION

DATED

November 22, 2005

EXHIBIT

Exhibit A	Articles of Merger

Exhibit B	Articles of Incorporation

Exhibit C	Bylaws

Exhibit D	Form of Amendment #2 to MT Properties, LLC Lease

Exhibit E	Form of Legal Opinion of Counsel to Miltec Corporation

Exhibit F	Form of Escrow Agreement

Exhibit G	Form of Promissory Note

Exhibit H	Form of Non-Competition Agreement

Exhibit I	Form of Option Holders Agreement

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of November 22, 2005 by and among Ducommun Incorporated, a Delaware corporation (“Ducommun”), DT Acquisition Sub, Inc., an Alabama corporation and an indirect wholly-owned subsidiary of Ducommun (“Buyer”), Miltec Corporation, an Alabama corporation (“Miltec”) and Don Miller, Gina Miller, Grazyna Maria D. Miller as Trustee of the Michael Don Miller Trust, Grazyna Maria D. Miller as Trustee of the Miranda Dawn Miller Kutche Trust, Grazyna Maria D. Miller as Trustee of the Justin Ray Miller Trust, William (Ivy) Pinion, Mark Harrison and Scott McWhirter (collectively the “Principal Shareholders”).

RECITALS

WHEREAS, Miltec is engaged in the business of providing engineering and technical services to the United States government and its contractors (the “Business”);

WHEREAS, Ducommun has formed Buyer for the purpose of merging it with and into Miltec and acquiring Miltec as a wholly-owned subsidiary of Ducommun;

WHEREAS, the Boards of Directors of each of Ducommun, Buyer and Miltec have determined (i) that the Merger is advisable and fair and in the best interests of their respective shareholders and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger upon the terms and subject to the conditions sets forth in this Agreement; and

WHEREAS, the Principal Shareholders own the majority of the outstanding Capital Stock of Miltec.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the provisions set forth below, and subject to the terms and conditions set forth herein, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement and in accordance with the Alabama Business Corporation Act (the “ABCA”), Buyer shall be merged with and into Miltec (the “Merger”). Following the Merger, Miltec shall continue as the surviving corporation (the “Successor Corporation”) and the separate corporate existence of Buyer shall cease.

Section 1.2 Effective Time. Subject to the terms and conditions set forth in this Agreement, on the Closing Date, an articles of merger, in the form set forth as Exhibit A (the “Merger Certificate”), shall be duly executed and acknowledged by Miltec, Ducommun and Buyer and thereafter delivered to the Secretary of State of the State of Alabama for filing pursuant to the ABCA. The Merger shall become effective at such time as a properly executed copy of the Merger Certificate is duly filed with the Secretary of State in accordance with the ABCA (the time the Merger becomes effective being referred to herein as the “Effective Time”).

Section 1.3 Closing of the Merger. The closing of the transactions contemplated hereby (the “Closing”) will take place at the offices of Gibson, Dunn & Crutcher LLP at 333 South Grand Avenue, Los Angeles, California 90071 or such other place upon which the parties may agree. The Closing shall occur no later than five Business Days after the date on which the last of the conditions to Closing set forth in Article VII have been satisfied or waived by the party or parties entitled to waive the same, or such later date as to which the parties may agree (the “Closing Date”). The parties hereto shall use their commercially reasonable efforts to cause the Closing Date to occur as promptly as practicable.

Section 1.4 Effects of the Merger.

(a) At the Effective Time, all shares of Common Stock of Miltec issued and outstanding immediately prior to the Effective Time (other than any Shares owned directly or indirectly by Miltec) (collectively, the “Shares”) will be converted into the right to receive the Purchase Price.

(b) At the Effective Time, each of the outstanding shares of the common stock of Buyer shall be converted into one share of common stock, $0.01 par value, of the Successor Corporation.

(c) At the Effective Time, each share of Common Stock held in the treasury of Miltec or owned directly or indirectly by Miltec immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Ducommun, Buyer, Miltec or the holder thereof, be canceled and extinguished and no payment shall be made with respect thereto.

(d) From and after the Effective Time, the Successor Corporation shall possess all the property, rights, privileges, immunities, powers and franchises, and shall be subject to all of the debts, liabilities, obligations, restrictions, disabilities and duties, of Miltec and Buyer, all as provided under the ABCA.

Section 1.5 Treatment of Options. Prior to the Closing Date, Miltec shall cause the vesting of all outstanding Options to be accelerated. At the Closing, all outstanding and unexercised Options, whether or not exercisable or vested, shall be cancelled without consideration.

Section 1.6 Articles of Incorporation and Bylaws. At the Effective Time, the Articles of Incorporation of Miltec shall be amended to read as set forth in Exhibit B attached hereto, and as so amended, shall be the Articles of Incorporation of the Successor Corporation until amended in accordance with Applicable Law. The bylaws of Miltec shall be amended to read as set forth in Exhibit C, attached hereto, and shall be the bylaws of the Successor Corporation until amended in accordance with Applicable Law.

Section 1.7 Directors. The directors of Buyer at the Effective Time shall be the initial directors of the Successor Corporation, each to hold office in accordance with the Articles of Incorporation and bylaws of the Successor Corporation until such director’s successor is duly elected or appointed and qualified.

Section 1.8 Officers. The officers of Miltec at the Effective Time shall be the initial officers of the Successor Corporation, each to hold office in accordance with the Articles of Incorporation and bylaws of the Successor Corporation until such officer’s successor is duly elected or appointed and qualified.

Section 1.9 Closing Deliveries of Miltec. At the Closing, Miltec shall deliver to Buyer:

(a) Stock certificates representing all the outstanding Shares;

(b) The Company Letter as described in Article II below;

(c) The consents described in Section 2.21 of the Company Letter (the “Miltec Consents”), pursuant to written instruments satisfactory to Buyer;

(d) Resolutions of the Board of Directors and all of the Shareholders of Miltec approving this Agreement and the Merger and authorizing the execution, delivery, and performance by Miltec or the Shareholders, as applicable, of this Agreement and the other agreements and instruments contemplated by this Agreement and the transactions contemplated hereby and thereby, certified by the Chief Executive Officer and Secretary of Miltec, and an incumbency certificate with respect to authorized persons of Miltec executing documents or instruments on behalf of Miltec and the Shareholders in connection with this Agreement;

(e) An election duly executed by all of the Shareholders of Miltec under Section 338(h)(10) of the Code for treatment of the Merger as an asset acquisition for tax purposes;

(f) A copy of amendment #2 to the lease for the property located at 678 Discovery Drive; Huntsville, Alabama 35806, in the form attached as Exhibit D (the “MT Properties, LLC Lease”), executed by Miltec and the owner of such real property;

(g) A certificate of good standing of Miltec from the State of Alabama;

(h) Miltec’s Closing Certificate;

(i) The Shareholders’ Closing Certificate;

(j) An Opinion of Counsel of Miltec substantially in the form attached as Exhibit E; and

(k) Payoff letters stating the amounts necessary to pay all Indebtedness.

Section 1.10 Closing Deliveries of Buyer. At the Closing, Buyer shall deliver to Miltec:

(a) The Purchase Price specified in Section 1.11 of this Agreement;

(b) Resolutions of the Boards of Directors of Ducommun and Buyer authorizing the execution, delivery, and performance of this Agreement and all related documents by Ducommun and Buyer, certified by the Secretaries of Ducommun and Buyer, and incumbency certificates with respect to authorized persons of Ducommun and Buyer executing documents or instruments on behalf of Ducommun and Buyer, respectively, in connection with this Agreement; and

(c) The Ducommun Closing Certificate.

Section 1.11 Purchase Price. Upon consummation of the Merger, the Shares shall be converted into the right to receive the following consideration, subject to adjustment as provided below, in the Promissory Note, in the Earnout Payments and in Section 1.12 hereof (as adjusted thereby, the “Purchase Price”), and each Shareholder shall be entitled to its Proportionate Interest of each of the four forms of consideration constituting the Purchase Price.

(a) The cash portion of the Purchase Price shall be in an amount equal to the difference of Forty-Seven Million Dollars ($47,000,000) minus any Indebtedness of Miltec as of the Effective Time minus any amount required to cash out any Options outstanding as of the Effective Time (the “Initial Payment”), subject to the adjustments and Shareholders’ Escrow provided herein, which shall be paid by Ducommun upon presentation of certificates evidencing the Shares duly endorsed for transfer or accompanied by separate executed stock powers. At the Closing, Ducommun shall deliver the Initial Payment by check or wire transfer.

(i) At the Closing, Two Million, Five Hundred Thousand Dollars ($2,500,000) of the Initial Payment shall be deposited by Ducommun in an account designated by the Shareholders’ Representative to function as an escrow (the “Shareholders’ Escrow”) pursuant to an escrow agreement substantially in the form attached hereto as Exhibit F to satisfy any outstanding and potential amounts due to Ducommun under this Agreement as well as to reimburse the Shareholders’ Representative for any expenses and costs reasonably incurred by the Shareholders’ Representative and the Shareholders following the Closing. The balance of the Shareholders’ Escrow minus Fifty Thousand Dollars ($50,000.00), shall be distributed to the Shareholders in proportion to their Proportionate Interests within fifteen (15) Business Days after the date upon which (x) an adjustment to Tangible Net Book Value is mutually agreed upon by the Shareholders’ Representative and Ducommun or determined pursuant to Section 1.12(a) and (y) the Shareholders’ Representative has paid to Ducommun the Purchase Price Decrease, if any. The remaining balance of the Shareholders’ Escrow shall be distributed to the Shareholders in proportion to their Proportionate Interests at such time as the Shareholders’ Representative shall determine such funds are no longer required.

(b) Ducommun shall deliver its promissory note payable to the Shareholders in the form attached hereto as Exhibit G in the principal amount of Three Million Dollars ($3,000,000), subject to the adjustments provided herein and therein (the “Promissory Note”), which Promissory Note shall be held by the Shareholders’ Representative for the benefit of the Shareholders.

(c) Subject to Section 6.6 hereof, Ducommun shall pay up to three contingent payments in an aggregate amount not to exceed Three Million Dollars ($3,000,000) (the “Maximum Earnout Amount”) determined annually (each such year an “Earnout Period”) in accordance with the terms and conditions of this Section 1.11(c) (the “Earnout Payments”).

(i) If the Net Revenue from the operations of the Successor Corporation earned during the twelve (12) month period immediately following the Closing Date (the “First Earnout Period”) exceeds Fifty Million Dollars ($50,000,000), Ducommun shall pay to the Shareholders seven and one-half percent (7.5%) of such excess Net Revenue.

(ii) If the Net Revenue from the operations of the Successor Corporation earned during the twelve (12) month period immediately following the First Earnout Period (the “Second Earnout Period”) exceeds Sixty Million Dollars ($60,000,000), Ducommun shall pay to the Shareholders seven and one-half percent (7.5%) of such excess Net Revenue.

(iii) If the Net Revenue from the operations of the Successor Corporation earned during the twelve (12) month period immediately following the Second Earnout Period exceeds Seventy Million Dollars ($70,000,000), Ducommun shall pay to the Shareholders seven and one-half percent (7.5%) of such excess Net Revenue.

No further Earnout Payments shall be calculated or made once the cumulative Earnout Payments have reached the Maximum Earnout Amount.

(iv) All Earnout Payments shall be calculated and made within 90 days after the applicable Earnout Period (unless extended pursuant to this Section 1.11(c)).

(v) Within 75 days after the end of each Earnout Period prior to payment of the Maximum Earnout Amount, Ducommun will prepare and deliver to the Shareholders’ Representative the calculation of Net Revenue for such Earnout Period. The Shareholders’ Representative shall have the right to review Ducommun’s calculation of Net Revenue and the underlying financial records and work papers pertaining thereto. Ducommun’s calculation of Net Revenue shall be final and binding for the applicable period, unless the Shareholders’ Representative shall provide written notice to Ducommun of any disagreement with any values or amounts set forth in such calculation within 10 days after delivery of such calculation to the Shareholders’ Representative. Such notice shall specify, in reasonable detail, the nature and extent of such disagreement and such disagreement shall extend the payment date of the applicable Earnout Payment.

(vi) If the Shareholders’ Representative and Ducommun are unable to resolve any such disagreement with respect to the calculation of Net Revenue for any Earnout Period within 30 days after receipt by Ducommun of the notice referred to in Section 1.11(c)(v), the disagreement shall be submitted for final determination to nationally recognized accounting firm mutually acceptable to Shareholders’ Representative and Ducommun (the “Independent Accounting Firm”). The Independent Accounting Firm shall follow such procedures as it deems appropriate for obtaining the necessary information in considering the positions of the Shareholders’ Representative and Ducommun but shall not conduct an independent audit. The Independent Accounting Firm shall render its determination on the matter within 90 days of the matter’s submission to the Independent Accounting Firm by the Shareholders’ Representative and Ducommun, and such determination shall be final, conclusive and binding upon the Shareholders and Ducommun. The fees and expenses of the Independent Accounting Firm shall be paid equally by Ducommun on the one hand and the Shareholders on the other hand.

(vii) Ducommun shall pay the applicable Earnout Payment (or so much thereof as shall result in aggregate Earnout Payments equal to the Maximum Earnout Amount) as soon as practicable following the date upon which the calculation of Net Revenue for the Earnout Period is mutually agreed upon by the Shareholders’ Representative and Ducommun or determined pursuant to this Section 1.11(c), but not later than five (5) Business Days after such date.

(d) Ducommun shall pay the difference of the amount of the IRS Deposit that is refunded to the Successor Corporation minus any costs, fees or expenses incurred by Ducommun or the Successor Corporation to recover such refund (the “Refunded Amount”). Ducommun shall distribute the Refunded Amount to the Shareholders in proportion to their Proportionate Interests as soon as practicable following the receipt by Ducommun or the Successor Corporation of the refund, but not later than five (5) Business Days after such date.

Section 1.12 Adjustment to Purchase Price.

(a) Closing Balance Sheet.

(i) Within 30 days after the Closing Date, representatives of Ducommun and the Shareholders’ Representative shall jointly prepare a balance sheet of Miltec as of the Closing Date (the “Closing Balance Sheet”). The Closing Balance Sheet shall be prepared in accordance with GAAP applied consistently with Section 1.12(a) of the Company Letter, and to the extent not expressly covered by Section 1.12(a) of the Company Letter, in accordance with GAAP applied consistently with the September 30, 2004 balance sheet of Miltec. Following completion of the Closing Balance Sheet, Ducommun and the Shareholders’ Representative shall have the right to review the Closing Balance Sheet and the underlying financial records and work papers pertaining thereto. The Closing Balance Sheet shall be final and binding for purposes of determining the total Tangible Net Book Value of Miltec as of the Closing Date, unless Ducommun or the Shareholders’ Representative shall provide written notice to the other party of any disagreement with any values or amounts set forth in the Closing Balance Sheet or in the calculation of the total Tangible Net Book Value within the later of (A) 30 days after the final preparation of the Closing Balance Sheet or (B) 60 days after the Closing Date. Such notice shall specify, in reasonable detail, the nature and extent of such disagreement.

(ii) If the Shareholders’ Representative and Ducommun are (A) unable to agree on a Closing Balance Sheet within 30 days after the Closing or (B) unable to resolve any disagreement with respect to the Closing Balance Sheet or the total Tangible Net Book Value within 30 days after receipt by either party of the notice referred to in Section 1.12(a)(i), the disagreement shall be submitted for final determination to the Independent Accounting Firm. The Independent Accounting Firm shall follow such procedures as it deems appropriate for obtaining the necessary information in considering the positions of Shareholders’ Representative and Ducommun but shall not conduct an independent audit. The Independent Accounting Firm shall use its commercially reasonable efforts to render its determination on the matter within 90 days of its submission by Shareholders’ Representative and Ducommun, and such determination shall be final, conclusive and binding upon the parties hereto.

(iii) The fees and expenses of the Independent Accounting Firm shall be paid equally by Ducommun on the one hand and the Principal Shareholders on the other hand.

(iv) The Purchase Price (and the Initial Payment portion thereof) shall be decreased (the “Purchase Price Decrease”) by the amount, if any, by which final Tangible Net Book Value as of the Closing Date is less Five Million, Nine Hundred Fifty Thousand Dollars ($5,950,000).

(v) The Purchase Price (and the Initial Payment portion thereof) shall be increased (the “Purchase Price Increase”) by the amount, if any by which final Tangible Net Book Value as of the Closing Date is more than Five Million, Nine Hundred Fifty Thousand Dollars ($5,950,000).

(vi) Promptly following the date upon which an adjustment to Tangible Net Book Value is mutually agreed upon by the Shareholders’ Representative and Ducommun or determined pursuant to Section 1.12(a), but not later than ten (10) Business Days after such date, Ducommun shall pay to the Shareholders the Purchase Price Increase, if any, or the Shareholders’ Representative shall pay to Ducommun the Purchase Price Decrease, if any, in cash. As to any Purchase Price Decrease, and as among the Shareholders, each Shareholder shall be liable to the Shareholders’ Representative for his, her or its Proportionate Interest of the Purchase Price Decrease based on his, her or its Proportionate Interest. The Shareholders’ Representative may require that each Shareholder pay his, her or its Proportionate Interest of the Purchase Price Decrease to the Shareholders’ Representative or the Shareholders’ Representative may take such amount from the Shareholders’ Escrow.

(b) Dissenters Rights. The Shares which are issued and outstanding immediately prior to the Effective Time and which are held by Shareholders who have not voted such shares in favor of the Merger, who shall have delivered a written demand expressing a desire to assert dissenters’ rights for such Shares in the manner provided in Article 13 of the ABCA (the “Alabama Dissenters’ Law”) and who, as of the Effective Time, shall not effectively have withdrawn or lost the right to assert dissenters’ rights (“Dissenting Shares”) shall not be converted into or represent a right to receive their Proportionate Interest of the Purchase Price pursuant to Section 1.11 hereof, but the holders thereof shall be entitled only to such rights as are granted by the Alabama Dissenters’ Law as to dissenters. Each holder of Dissenting Shares who becomes entitled to payment for such Shares pursuant to the Alabama Dissenters’ Law shall receive payment therefor from Ducommun in accordance with the Alabama Dissenters’ Law; provided, that (i) if any such holder of Dissenting Shares shall fail to establish his or her entitlement to dissenters’ rights as provided in the Alabama Dissenters Law, or (ii) if any such holder of Dissenting Shares effectively shall withdraw his or her demand for dissenters’ rights of such Shares or loses his or her right to dissenters’ rights and payment of his, her or its Shares under the Alabama Dissenters’ Law, such holder shall forfeit the right to appraisal of such Shares and each such Share thereupon shall be deemed to have converted, as of the Effective Time, into and represent the right to receive payment of his or her Proportionate Interest of the Purchase Price, without interest thereon.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF MILTEC AND THE PRINCIPAL

SHAREHOLDERS

Miltec and each Principal Shareholder, jointly and severally, hereby represent and warrant to Buyer and Ducommun that the statements contained in this Article II are correct and complete, except as set forth in the letter from Miltec delivered to the Buyer on the date hereof (the “Company Letter”), which Company Letter shall specifically identify the section and subsection of this Agreement for which each exception is taken:

Section 2.1 Organization and Good Standing. Miltec is a corporation duly organized, validly existing and in good standing under laws of the State of Alabama, with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted. Miltec is qualified to do business and is in good standing in each other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be qualified, if required, could not result in a material Liability to Miltec.

Section 2.2 Authority; No Breach.

(a) The execution and delivery of this Agreement by Miltec and the Principal Shareholders and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Miltec and the Principal Shareholders, which constitute all the necessary corporate action on the part of Miltec and the Principal Shareholders to approve such transactions, subject, in the case of the Merger, to the approval of the Shareholders. This Agreement has been duly executed and delivered by Miltec and the Principal Shareholders and constitutes the legal, valid, and binding obligation of Miltec and the Principal Shareholders, enforceable against Miltec and the Principal Shareholders in accordance with its terms. Upon the execution and delivery by Miltec and the Shareholders of the other agreements required to be delivered by Miltec or the Shareholders, as applicable, pursuant to Sections 1.9 and 5.1 hereof (collectively, “Miltec’s Closing Documents”), Miltec’s Closing Documents will constitute the legal, valid, and binding obligations of Miltec and each Shareholder, as applicable, enforceable against Miltec and each Shareholder, as applicable, in accordance with their respective terms. Miltec and each Shareholder have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and Miltec’s Closing Documents, and to perform their obligations under this Agreement and Miltec’s Closing Documents.

(b) Except as set forth in Section 2.2(b) of the Company Letter neither the execution and delivery of this Agreement nor the consummation or performance of any of the Transactions will, directly or indirectly (with or without notice or lapse of time):

(i) violate any provision of the Articles of Incorporation or bylaws of Miltec or any of the governing instruments of any Shareholder;

(ii) violate any laws of the United States, or any country, state or other jurisdiction applicable to Miltec or any Shareholder, or require Miltec or any Shareholder to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made;

(iii) result in a violation or any breach of, constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the acceleration of any indebtedness under or performance required by, result in any right of termination of, increase any amounts payable under, decrease any amounts receivable under, change any other rights pursuant to, or conflict with, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Miltec is a party or is bound, or by which its assets are bound; or

(iv) result in the creation or imposition of any mortgages, pledges, liens, security interests, adverse claims, encumbrances and restrictions of every kind and nature (collectively, “Liens”) upon any of the Shares or assets of Miltec.

Section 2.3 Subsidiaries. Miltec currently has no Subsidiaries and Miltec conducts the Business only through itself. Section 2.3 of the Company Letter sets forth a list of all the Subsidiaries engaged in the Business that Miltec has had since Miltec’s date of formation, the date of formation of each such Subsidiary and the date of dissolution.

Section 2.4 Capitalization

(a) The authorized capital stock (the “Capital Stock”) of Miltec consists solely of 500,000 shares of Class A voting common stock, $0.01 par value (the “Class A Stock”) and 500,000 shares of Class B non-voting common stock, $0.01 par value (the “Class B Stock”; the Class A Stock and the Class B Stock are collectively referred to as the “Common Stock”). As of the date hereof, there are 446,600 shares of the Class A Stock issued and outstanding. There are no shares of the Class B Stock issued and outstanding. Section 2.4(a) of the Company Letter, as updated by Miltec as of the Closing Date, lists each respective holder of Common Stock, including the number of shares and class of such shares held by each such holder, each Holder’s Proportionate Interest and the state or jurisdiction of residence of the holder as listed in Miltec’s records.

(b) Except as set forth in Section 2.4(b) of the Company Letter, there are no preemptive or other outstanding rights, options, warrants, conversion rights, phantom stock, stock appreciation rights, redemption rights, repurchase rights, agreements or commitments to issue or sell any shares of Capital Stock or other securities of Miltec (collectively, “Options”), and no securities or obligations evidencing such rights are authorized, issued or outstanding.

Section 2.5 Title to Assets. Miltec (a) has good and valid title to or, in the case of leased assets, has the right to use, all of its assets and (b) holds title to each material asset that it purports to own free and clear of all Liens other than Permitted Liens. Such assets include all assets, rights and interests necessary for the conduct of the Business as presently conducted.

Section 2.6 Financial Statements.

(a) Section 2.6(a) of the Company Letter sets forth: (i) the consolidated balance sheets, statements of operations, statements of equity, statements of cash flows and notes to financial statements of Miltec as of and for the fiscal years ended September 30, 2003 and 2004 and (ii) the consolidated unaudited balance sheet and statements of operations for the nine months ended June 30, 2005 and the twelve months ended September 30, 2005 (collectively, the “Financials”). The Financials fairly present the financial condition and the results of operations of Miltec as at the respective dates of and for the periods referred to in the Financials, all in accordance with GAAP consistently applied throughout the periods covered; provided, however, that the consolidated unaudited balance sheet and statements of operations for the nine months ended June 30, 2005 and the twelve months ended September 30, 2005, lack footnotes and are subject to normal year-end adjustments that are consistent with past practices and are not material individually or in the aggregate.

(b) The Financials have been prepared from, and are consistent with, the accounting books and records of Miltec. As of the date thereof, there are no material transactions, agreements or accounts that are required by GAAP to be reflected in the Financials that are not so reflected in the Financials and recorded in the accounting books and records of Miltec underlying the Financials. The Financials reflect all costs and expenses incurred in connection with the Business throughout the respective periods covered. Except for the liabilities reflected in the Financials or as otherwise specifically disclosed in Section 2.6(b)(i) of the Company Letter, there are no other liabilities, obligations or gain or loss contingencies that would be required by GAAP to be accrued or disclosed in notes to the Financials. Except as set forth in Section 2.6(b)(ii) of the Company Letter, the Financials do not contain any material items of extraordinary or nonrecurring income or any other income not earned in the ordinary course of business.

Section 2.7 Title to Properties; Encumbrances.

(a) Miltec does not own any real property. Miltec owns all the personal property and assets that it purports to own, including all of the personal property and assets reflected in the Financials. Except as set forth in Section 2.7(a) of the Company Letter, all properties and assets reflected in the Financials are free and clear of all Liens of any nature.

(b) Section 2.7(b) of the Company Letter sets forth a true, complete and correct list of all real property leased by Miltec (the “Leased Property”). Each lease of real property to which Miltec is a party is valid, binding, enforceable and in full force and effect. True, correct and complete copies of the written leases for such Leased Property (the “Leases”) have been delivered to the Buyer. No default or breach has occurred under any Lease, and no event has occurred which, with the passage of time or giving of notice or both, would constitute a breach or default thereunder or would cause the acceleration of any obligation of any party thereto or the creation of a Lien upon any asset of Miltec.

(c) Except as set forth in Section 2.7(c) of the Company Letter, the facilities, improvements to real property and equipment with a fair market value of greater than Fifty Thousand Dollars ($50,000) owned by Miltec, are in a satisfactory state of maintenance and repair and in satisfactory operating condition (subject to normal wear and tear) for the purposes for which they are presently used. Except as set forth in Section 2.7(c) of the Company Letter, all of the tangible assets of Miltec, including but not limited to the buildings, plants, structures and equipment owned or used by Miltec are structurally sound, are in good operating condition and repair, except for normal wear and tear, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures or equipment is in need of maintenance or repairs, except for routine maintenance and repair. Except as set forth in Section 2.7(c) of the Company Letter, the buildings, plants, structures and equipment of Miltec are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the date hereof.

(d) All equipment or other personal property leased by Miltec is in satisfactory operating condition (subject to normal wear and tear) so that it may be returned to its owner at the expiration of the lease without any further material obligation on the part of Miltec.

Section 2.8 Customers. With respect to customers of Miltec:

(a) Section 2.8(a) of the Company Letter sets forth the names and addresses of the ten largest customers (measured by dollar volume) of the Business during the last fiscal year and the amount of revenue generated with each during the last fiscal year.

(b) Except as set forth in Section 2.8(b) of the Company Letter, since December 31, 2004 there have not been any claims or disputes made or threatened between Miltec and any customer in an amount exceeding Fifty Thousand Dollars ($50,000) nor has Miltec received notice from any customer, supplier or agent of Miltec indicating such customer, supplier or agent’s intention to terminate or impair its business relationship with Miltec.

Section 2.9 Absence of Certain Changes. Except as set forth in Section 2.9 of the Company Letter, since September 30, 2004, there has not occurred:

(a) Any Material Adverse Change in the assets, liabilities (whether absolute, accrued, contingent or otherwise), condition (financial or otherwise), results of operations, business or prospects of Miltec not reflected in the Financials;

(b) Any material amendment, material modification or termination of any contract under which Miltec received, or would have received in the absence of such amendment, modification or termination, aggregate revenues of at least One Hundred Thousand Dollars ($100,000);

(c) Any transaction by Miltec, whether or not covered by the foregoing, not in the ordinary course of business, including, without limitation, any purchase or sale of any assets;

(d) Any alteration in the manner of keeping the books, accounts or records of Miltec, or in the accounting principles, policies or procedures therein reflected;

(e) Any material damage or destruction to, or loss of, any assets or property owned, leased or used by Miltec (whether or not covered by insurance);

(f) Except in the ordinary course of business consistent with past practices, any increase in the compensation (including, without limitation, the rate of commissions) payable to, or any payment of a cash bonus to, any officer, director or employee of, or consultant to, Miltec;

(g) Any change in, or any commitment to make any change in, any Employment-Related Agreement;

(h) Any transaction between Miltec and any its Affiliated Parties;

(i) Any declaration or payment of any dividends or distributions by Miltec, any acquisition, redemption or issuance by Miltec of any of its equity securities or any loan by Miltec, except as provided in this Agreement;

(j) Any loss or, to the knowledge of Miltec, threatened loss of a customer from whom revenue in the previous twelve (12) months exceeded One Hundred Thousand Dollars ($100,000); or

(k) Any agreement or commitment to do any of the things described in the preceding subsections (a) - (j) of this Section 2.9.

Section 2.10 Environmental Matters. Except as set forth in Section 2.10 of the Company Letter, (a) no written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no action, claim, suit, proceeding or review or, to the knowledge of Miltec, investigation is pending or, to the knowledge of Miltec, threatened by any person against Miltec with respect to any matters relating to or arising out of any Environmental Law; (b) Miltec is, and for the past five years has been, in material compliance with all Environmental Laws, which compliance includes the possession by Miltec of all material permits required under applicable Environmental Laws and material compliance with the terms and conditions thereof, and Miltec reasonably believes that it will, without the incurrence of any material expense, timely attain and maintain material compliance with all Environmental Laws applicable to any of its current operations or properties or to any of its planned operations; (c) there has been no disposal, release or threatened release by Miltec of any Hazardous Substance on, under, in, from or about any property currently or formerly owned or operated by Miltec, or otherwise related to the operations of Miltec, that has resulted or could reasonably be expected to result in any Environmental Claim against Miltec or any third party property; (d) Miltec has not entered into or agreed to or is subject to any consent decree, order or settlement or other agreement in any judicial, administrative, arbitral or other similar forum relating to its compliance with or liability under any Environmental Law; (e) Miltec has not assumed or retained by contract any liabilities of any kind, fixed or contingent, known or unknown, under any applicable Environmental Law (including, but not limited to, any liability from the disposition of any of its real property); (f) Miltec has not exposed any employee or third party to any Hazardous Substance or condition which has subjected or may subject Miltec to material liability under any Environmental Law; (g) to Miltec’s knowledge, no underground storage tanks, polychlorinated biphenyls or a material amount of asbestos-containing material have ever been located on Miltec’s property or properties currently or formerly owned, leased or operated by Miltec during Miltec’s ownership, lease or operations on the property, nor prior to Miltec’s ownership, lease or operations on the property; (h) Miltec has delivered to Buyer copies of all environmental assessments, audits, studies and other environmental reports in its possession or reasonably available to it relating to Miltec or any of its current or former properties or operations; and (i) Miltec is not required to make any material capital or other expenditure to comply with any Environmental Law nor is there any reasonable basis on which any Governmental Entity could take action that would require such capital or other expenditure.

Section 2.11 Intellectual Property.

(a) As used herein, the term “Intellectual Property” means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) trade names, trademarks and service marks (registered and unregistered), domain names and other Internet addresses or identifiers, trade dress and similar rights and applications (including intent to use applications) to register any of the foregoing and registrations therefor (collectively, “Marks”); (ii) patents and patent applications, including continuation, divisional, continuation-in-part, reexamination and reissue patent applications and any patents issuing therefrom, and rights in respect of utility models or industrial designs (collectively, “Patents”); (iii) copyrights and registrations and applications therefor (collectively, “Copyrights”); (iv) non-public know-how, inventions, discoveries, improvements, concepts, ideas, methods, processes, designs, plans, schematics, drawings, formulae, technical data, specifications, research and development information, technology and product roadmaps, data bases and other proprietary or confidential information, including customer lists, but excluding any Copyrights or Patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”) and (v) moral rights, publicity rights and any other proprietary, intellectual or industrial property rights of any kind or nature that do not comprise or are not protected by Marks, Patents, Copyrights, or Trade Secrets. “Miltec Intellectual Property” means all Marks, Patents, Copyrights, Trade Secrets and other intellectual property owned by Miltec that are used in or related to the Business as currently conducted and as reasonably anticipated to be conducted in the future.

(b) Section 2.11(b) of the Company Letter sets forth an accurate and complete list, as of the date hereof, of all (i) Marks, (ii) Patents and (iii) registered Copyrights, included in the Miltec Intellectual Property.

(c) Except as set forth in Section 2.11(c) of the Company Letter, Miltec has taken commercially reasonable steps to protect its rights in Miltec Intellectual Property and maintain the confidentiality of Trade Secrets, including, but not limited to, obtaining assignments of all Intellectual Property from all of the employees of Miltec and any consultants or other third parties who were or are involved in or associated with the creation or development of any Intellectual Property (collectively, the “IP Assignments”). Miltec has not disclosed, nor is Miltec under any contractual or other obligation to disclose, to another person any of its Trade Secrets, except pursuant to an enforceable confidentiality agreement or undertaking, and, to the knowledge of Miltec, no person has materially breached any such agreement or undertaking.

(d) Except as set forth in Section 2.11(d) of the Company Letter, Miltec owns exclusively all right, title and interest in and to all of Miltec Intellectual Property free and clear of any and all Liens (other than Permitted Liens and licenses granted by Miltec to another person in the ordinary course of business listed under Section 2.11(g)(ii) of the Company Letter), and Miltec has not received any notice or claim challenging its ownership of the Miltec Intellectual Property or suggesting that any other person has any claim of legal or beneficial ownership with respect thereto, nor to the knowledge of Miltec is there a reasonable basis for any claim that Miltec does not so own or license any of such Miltec Intellectual Property.

(e) To the knowledge of Miltec, Miltec’s rights in Miltec Intellectual Property are valid, enforceable and subsisting. Miltec has not received any notice or claim challenging the validity or enforceability of any Miltec Intellectual Property or indicating an intention on the part of any person to bring a claim that any Miltec Intellectual Property is invalid or unenforceable, nor to the knowledge of Miltec is there a reasonable basis for any claim that Miltec Intellectual Property is either invalid or unenforceable.

(f) Except as set forth in Section 2.11(f) of the Company Letter, when in Miltec’s interest, all material Miltec Intellectual Property has been registered, obtained or developed in accordance with all applicable legal requirements (including, in the case of Miltec’s Marks, the timely post-registration filing of affidavits of use and incontestability and renewal applications). Miltec has timely paid all filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to all of the material Miltec Intellectual Property.

(g) Section 2.11(g)(i) of the Company Letter sets forth a complete and accurate list of all agreements currently in effect granting to Miltec any right under or with respect to any Intellectual Property other than standard desktop software applications used generally in Miltec’s operations. Section 2.11(g)(ii) of the Company Letter sets forth a complete and accurate list of all license agreements currently in effect under which Miltec licenses or grants any other rights under any Miltec Intellectual Property to another person.

(h) Miltec Intellectual Property and material set forth in Section 2.11(g)(i) of the Company Letter constitute all the Intellectual Property rights used in or necessary for the conduct of Business as currently conducted and as reasonably anticipated to be conducted in the future other than standard “off the shelf” software applications used generally in Miltec’s operations.

(i) To the knowledge of Miltec, none of the material products, processes, services, or other technology or materials, or any Intellectual Property currently used, or otherwise commercially exploited by or for Miltec, nor any other current activities or operations of Miltec, infringes upon, misappropriates, violates, dilutes or constitutes the unauthorized use of, any Intellectual Property of any third party, and Miltec has not received any notice or claim asserting or suggesting that any such infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring, nor, to the knowledge of Miltec, is there any reasonable basis therefor. No Miltec Intellectual Property is subject to any outstanding order, judgment, decree, or stipulation restricting the use thereof by Miltec or, in the case of any Miltec Intellectual Property licensed to others, restricting the sale, transfer, assignment or licensing thereof by Miltec to any person. Other than as set forth in Section 2.11(i) of the Company Letter to Miltec’s knowledge, no third party is misappropriating, infringing, diluting or violating in any material respect any Miltec Intellectual Property.

(j) To the knowledge of Miltec, no employee or independent contractor of Miltec is obligated under any agreement or subject to any judgment, decree or order of any court or administrative agency, or any other restriction that would or may materially interfere with such employee or contractor carrying out his or her duties for Miltec, or that would materially conflict with Business as currently conducted and as reasonably anticipated to be conducted in the future.

Section 2.12 Labor and Employment Agreements.

(a) Section 2.12(a) of the Company Letter sets forth a complete and correct list of the following:

(i) Each Employment-Related Agreement; and

(ii) The name of each employee or agent of or consultant to Miltec to whom Miltec paid Seventy Five Thousand Dollars ($75,000) or more during the twelve month period ended July 31, 2005 or whose current monthly compensation is at an annual rate of Seventy Five Thousand Dollars ($75,000) or more.

As used in this Section 2.12, the word “agreement” includes both oral and written contracts, leases, understandings, arrangements and all other agreements.

(b) Miltec has complied in all material respects with, and there are no outstanding complaints under, all applicable laws, rules and regulations relating to the employment of labor, including, without limitation, those related to wages, hours, collective bargaining and the payment and withholding of Taxes.

(c) Miltec is not a party to or bound by any collective bargaining agreement. No organizational effort is presently being made or, to the knowledge of Miltec, is threatened with respect to employees of Miltec. No such organizational effort has been made within the three-year period prior to the date hereof.

(d) No unfair labor practice complaint is pending against Miltec before the National Labor Relations Board or any federal, state or local agency, and no labor strike, grievance or other labor trouble affecting Miltec is pending or, to the knowledge of Miltec, is threatened.

(e) No sex discrimination, racial discrimination, age discrimination or other employment-related allegation, claim, suit or proceeding has been made in writing, and to the knowledge of Miltec, no reasonable basis exists for any present or former employee of Miltec to bring any such allegation, claim, suit or proceeding.

(f) All reasonably anticipated material obligations of Miltec, whether arising by operation of law, contract, past custom or otherwise, for unemployment compensation benefits, advances, salaries, bonuses, vacation and holiday pay, sick leave and other forms of compensation payable to the employees or agents of or consultants to Miltec in respect of the services rendered by any of them on or prior to the date hereof have been paid or adequate accruals therefor have been made in the books and records of Miltec and in the Financials to the extent required to be recorded under GAAP.

(g) Except as set forth in Section 2.12(g) of the Company Letter, to the knowledge of the Principal Shareholders, none of the top 25 most highly compensated employees and none of the engineering-related independent contractors of Miltec has terminated in the last 12 months, or plans to terminate during the next 12 months, his or her employment or consulting relationship with Miltec.

(h) To Miltec’s knowledge, no employee or independent contractor of Miltec is obligated under any agreement or subject to any judgment, decree or order of any court or administrative agency, or any other restriction that would or may materially interfere with such employee or contractor carrying out his or her duties for Miltec or that would materially conflict with Business as currently conducted and as reasonably anticipated to be conducted in the future.

(i) Miltec has provided Buyer with true and correct copies of all Employment-Related Agreements.

Section 2.13 Employee Benefit Plans and Arrangements; ERISA. Section 2.13 of the Company Letter lists each Employee Benefit Plan that Miltec maintains or to which Miltec contributes or has any obligation to contribute, and except as set forth in Section 2.13:

(a) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with its terms and with the applicable requirements under ERISA, the Code, COBRA and other applicable United States laws.

(b) All contributions for any period ending on or before the Closing Date which are not yet due have been paid to each Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Miltec. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

(c) Except as provided in Section 2.13 of the Company Letter, each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than a nonqualified deferred compensation plan) meets the requirements of a “qualified plan” under Section 401(a) of the Code, and has received a favorable determination letter from the IRS to that effect.

(d) With respect to each Employee Benefit Plan that Miltec maintains or ever has maintained or to which Miltec contributes, ever has contributed, or ever has been required to contribute, there have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan is pending or threatened.

(e) Miltec does not contribute to, never has contributed to, and never has been required to contribute to any Plan subject to Title IV of ERISA or any Multiemployer

Plan or has or could have any Liability (including withdrawal liability as defined in Section 4201 of ERISA) under any such Multiemployer Plan.

(f) Miltec does not maintain nor ever has maintained nor contribute, ever has contributed, nor ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than as required by COBRA or any similar state law).

(g) The consummation of the transactions contemplated by this Agreement, either standing alone or in combination with any other event, will not result in the payment of any additional amount to any individual or result in accelerated vesting of any employee benefits.

Section 2.14 Material Contracts and Relationships.

(a) Section 2.14(a) of the Company Letter sets forth a complete and correct list of the following agreements to which Miltec is a party or by which it is bound:

(i) All credit and loan agreements, promissory notes, guarantees, letters of credit, and other obligations in respect of borrowed money or financial instruments;

(ii) All agreements by which Miltec leases any real property, has the right to lease any real property or leases capital equipment and all other leases involving Miltec as lessee or lessor;

(iii) All agreements not in the ordinary course of business;

(iv) All agreements to which Miltec, on the one hand, and any of its Affiliated Parties, on the other hand, are parties or by which they are bound that relates to or is connected in any way with Miltec or the Business;

(v) All sales representative, distributor and similar agreements;

(vi) All employment, consulting and similar agreements;

(vii) All licenses, whether as licensor or licensee;

(viii) All other agreements (including purchase orders with customers and suppliers) to which Miltec is a party or by which it is bound and that involve One Hundred Thousand Dollars ($100,000) or more; and

(ix) All other agreements to which Miltec is a party or by which it is bound and that are or may be material to the assets, liabilities (whether absolute, accrued, contingent or otherwise), condition (financial or otherwise), results of operations, business or prospects of Miltec.

As used in this Section 2.14, the word “agreement” includes both oral and written contracts, leases, understandings, arrangements and all other agreements. The term “Material Contracts” means the agreements of Miltec required to be disclosed in Sections 2.13 and 2.14(a), of the Company Letter including agreements specifically identified in other Sections of the Company Letter.

(b) All of the Material Contracts are in full force and effect, are valid and binding and are enforceable in accordance with their terms in favor of Miltec except for bankruptcy and similar laws affecting the enforcement of creditors’ rights generally. There are no liabilities of any party to any Material Contract arising from any breach or default of any provision thereof and to Miltec’s knowledge, no event has occurred that, with the passage of time or the giving of notice or both, would constitute a breach or default by any party thereto.

(c) Miltec has fulfilled all material obligations required pursuant to each Material Contract to have been performed by Miltec, as applicable, prior to the date hereof, and to the knowledge of Miltec, Miltec will be able to fulfill, when due, all of its obligations under the Material Contracts that remain to be performed after the date hereof.

Section 2.15 Transactions with Affiliated Parties. Except as set forth in Section 2.15 of the Company Letter, (a) there have been no transactions by Miltec with any of its Affiliated Parties since September 30, 2002, (b) there are no agreements or understandings now in effect between Miltec and any of its Affiliated Parties, (c) no expenses of Miltec have been paid by any of its Affiliated Parties and (d) no non-business expenses of any of its Affiliated Parties in excess of $2,500.00 have been paid by Miltec.

Section 2.16 Compliance with Laws. The operation, conduct and ownership of the Business is being, and at all times have been, conducted, in all material respects, in full compliance with all federal, state, local and other (domestic and foreign) laws, rules, regulations and ordinances and all judgments and orders of any court, arbitrator or governmental authority applicable to it.

Section 2.17 Litigation. Except as set forth in Section 2.17 of the Company Letter, there is, and during the past three years prior to the Closing Date there has been, no legal, administrative, arbitration or other proceeding, or any governmental investigation pending or, to the knowledge of Miltec threatened against or otherwise affecting Miltec, any of its assets or the Business, and to the knowledge of Miltec there is no fact that might reasonably be expected to form the basis for any such proceeding or investigation.

Section 2.18 Taxes. Except as set forth in Section 2.18 of the Company Letter:

(a) Miltec timely has filed (or joined in the filing of) all Tax Returns required to have been filed by it for all taxable periods ending on or prior to the Closing Date, and has paid (or will have paid by the Closing Date) all Taxes due to any taxing authority with respect to all taxable periods ending on or prior to the Closing Date. The accrual for Taxes on the Financials for the payment of all Taxes not yet due or payable by Miltec has been provided for in accordance with GAAP. The Tax Returns filed are true and correct in all material respects.

(b) Miltec has not received notice that the IRS or any other taxing authority has asserted against Miltec any deficiency or claim for additional Taxes in connection therewith in excess of amounts accrued on the Financials;

(c) All Tax deficiencies asserted or assessed against Miltec have been paid or finally settled and no issue has been raised by the IRS or any other taxing authority in any examination that, by application of the same or similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined;

(d) There is no pending or, to the knowledge of Miltec, threatened or likely action, audit, proceeding, or investigation with respect to (i) the assessment or collection of Taxes of Miltec or (ii) a claim for refund made by Miltec with respect to Taxes previously paid;

(e) All Taxes that are required to be collected or withheld by Miltec in connection with amounts paid or owing to any employee, independent contractor or third party have been duly collected or withheld, and all such amounts that are required to be remitted to any taxing authority have been duly remitted;

(f) Miltec has not waived or extended any statute of limitations with respect to the assessment or collection of any Tax;

(g) Except as set forth in Section 2.18(g) of the Company Letter, there are no Liens for Taxes due and payable upon the assets of Miltec;

(h) Miltec has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a combined, consolidated, unitary or other similar group for state, local or foreign Tax purposes other than one for which Miltec was the common parent;

(i) Miltec is not a party to or bound by any agreement, whether written or unwritten, for payment indemnity, sharing, allocation, or other similar matters in respect of Taxes. Miltec does not have any liability for Taxes as transferee or successor, by contract or otherwise;

(j) Miltec is not a party to or bound by any closing agreement or offer in compromise with any taxing authority;

(k) Miltec has not entered into any transaction that is a “listed transaction” within the meaning of Treas. Reg. §§1.6011-4(b)(2), 301.6111-2(b)(2) and 301.6112-1(b)(2);

(l) No written claim ever has been made by a taxing authority in a jurisdiction where Miltec does not file Tax Returns that Miltec is or may be subject to taxation by that jurisdiction;

(m) All Taxes of Miltec accrued following the end of the period covered by the Financials have been accrued in the ordinary course of business and do not exceed comparable amounts incurred in similar periods in prior years (taking into account changes in operating results of Miltec);

(n) Miltec is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in connection with this Agreement or any change of control of Miltec, in the payment of an “excess parachute payment” within the meaning of Section 280G of the Code; and

(o) Miltec has, at all times since its incorporation, qualified as an S corporation (as defined in Section 1361 of the Code), and neither Miltec nor any of its shareholders has taken any action that would cause, or would result in, the termination of such S corporation status. Miltec does not have any liability under Sections 1363(d), 1374 or 1375 of the Code or any similar provision of state or local law for any period ending on or prior to the Closing Date.

Section 2.19 Insurance.

(a) Section 2.19(a) of the Company Letter sets forth a complete and correct list of all insurance policies and of all claims made by Miltec on any Liability or other insurance policies during the past three years (other than workers’ compensation claims).

(b) Section 2.19(b) of the Company Letter is a complete and correct list of all insurance currently in place and accurately sets forth the coverages, deductible amounts, carriers and expiration dates thereof.

(c) Section 2.19(c) of the Company Letter is a complete and correct list of all insurance with respect to which the policy period has expired, but for which certain of the coverage years are still subject to audit or retrospective adjustment by the carrier, and accurately sets forth such coverage years and the coverages, deductible amounts, carriers and expiration dates thereof.

(d) Except as set forth in Section 2.19(d) of the Company Letter, no notice or other communication has been received by Miltec from any insurance company within the three years preceding the date hereof canceling or materially amending or materially increasing the annual or other premiums payable under any of its insurance policies, and, to the knowledge of the Principal Shareholders, no such cancellation, amendment or increase of premiums is threatened.

Section 2.20 Brokerage Fees. No Person is entitled to any brokerage or finder’s fee or other commission from Miltec in respect of this Agreement or the transactions contemplated hereby.

Section 2.21 Consents and Approvals. Except as set forth in Section 2.21 of the Company Letter, the execution and delivery of this Agreement by Miltec and the Principal Shareholders does not, and the performance of the Transactions by Miltec and the Principal

Shareholders will not, require any filing with or notification to, or any consent, approval, authorization or permit from, any governmental or regulatory authority or any other Person.

Section 2.22 Sales Representative Liability. Section 2.22 of the Company Letter sets forth a complete and correct list of the total Liability of Miltec relating to any sales representative agreements.

Section 2.23 Licenses and Permits. Miltec is duly licensed, with all requisite permits and qualifications, as required by applicable law for the purpose of conducting its business or owning its properties. Miltec is in material compliance with all such licenses, permits and qualifications.

Section 2.24 Accounts Receivable.

(a) Section 2.24(a) of the Company Letter sets forth a list of all billed and unbilled accounts receivable of Miltec that are reflected in the Financials or on the accounting records of Miltec as of the date hereof (collectively, the “Accounts Receivable”), along with a range of days elapsed since the original invoice and Miltec’s good faith assessment of the collectability of any delinquent Accounts Receivable.

(b) All Accounts Receivable arose in the ordinary course of business, are carried on the Financials at values determined in accordance with GAAP and are collectible in the full amount in accordance with their payment terms other than bad debt reserve reflected on the Financials. No Person has given Miltec notice of any disputes regarding, and no Person has any Lien on or resulting from, any of such Accounts Receivable and no request or agreement for material deduction or discount has been made with respect to any of such Accounts Receivable, nor in each case is there any reasonable basis therefor.

Section 2.25 Absence of Undisclosed Liabilities. There are no material Liabilities of Miltec not reflected on or reserved for in the Financials. There are no commitments, contracts or undertakings covering the purchases of items of inventory in excess of Miltec’s normal operating requirements or covering the purchases of items of equipment in excess of the requirements of Miltec.

Section 2.26 Progress Payments. Except as set forth in the Financials, Miltec has not received any progress payments, milestone payments, advance payments, deposits or other similar payments from customers (collectively, “Progress Payments”) with respect to any of Miltec’s Material Contracts. All Progress Payment requests submitted by Miltec have been in material compliance with the contractual terms and with applicable U. S. Government laws and regulations, including, but not limited to, the Federal Acquisition Regulations (the “FAR”) and related cost accounting standards.

Section 2.27 Letters of Credit, Bonds, Etc. Except as set forth in Section 2.27 of the Company Letter:

(a) Miltec is not the beneficiary of any outstanding letters of credit, performance or other bonds, or any other financial instruments guaranteeing the payment or performance of any third party under any Material Contract.

(b) Miltec is not required to provide any letter of credit, performance or other bond, or any other financial instrument for the purpose of guaranteeing its payment or performance under any Contract.

Section 2.28 Accounting Principles, Policies and Procedures. Except as set forth in Section 2.28 of the Company Letter, since October 2, 2002, Miltec has not made any change to its accounting principles, policies or procedures. Section 2.28 of the Company Letter sets forth a complete and correct description of each such change in accounting principles, policies and procedures, including, but not limited to, the date of such change, the reason for such change, a description of such change and the effect of such change on the financial results of Miltec as reflected in the Financials.

Section 2.29 Absence of Certain Business Practices. To the knowledge of Miltec, neither Miltec nor any employee, agent or other person acting on Miltec’s behalf, has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, competitor or governmental employee or official (domestic or foreign) that would subject Miltec to any damage or penalty in any civil, criminal or governmental litigation or proceeding.

Section 2.30 No Powers of Attorney or Suretyships. Except as set forth in Section 2.30 of the Company Letter, (a) Miltec has not granted any general or special powers of attorney and (b) Miltec does not have any Liability as guarantor, surety, co-signer, endorser, co-maker, indemnitor, obligor on an asset or income maintenance agreement or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity.

Section 2.31 Banking Facilities. Section 2.31 of the Company Letter sets forth a complete and correct list of:

(a) The name and address of each bank, savings and loan, brokerage firm or similar financial institution in which Miltec has an account or safety deposit box and the numbers of such accounts or safety deposit boxes maintained thereat; and

(b) The names of all persons authorized to draw on each such account or to have access to any such safety deposit box, together with a description of the authority (and conditions thereto, if any) of each person with respect thereto.

Section 2.32 Backlog.

(a) Section 2.32(a) of the Company Letter sets forth an accurate listing of all funded, but unperformed orders from customers of Miltec as of the date hereof setting forth the date of such order and the current status. Section 2.32(a)(ii) of the Company Letter sets forth an accurate listing of the value of all unfunded contracts from customers of Miltec as of the date hereof.

(b) Section 2.32(b) of the Company Letter sets forth an accurate listing since September 30, 2004 of the amount of funded or unfunded customer contracts of Miltec that have been cancelled, terminated, rescheduled for delivery by any such customer or the period of performance has expired with no funding or renewal options or extensions exercised. Except as set forth in Section 2.32(b) of the Company Letter, Miltec has not received notification from any customer that such customer intends to cancel or otherwise materially modify any such service contract.

Section 2.33 Government Contacts.

Except as set forth in Section 2.33 of the Company Letter:

(a) To the knowledge of Miltec, with respect to each and every Government Contract or outstanding Proposal to which Miltec is a party: (i) Miltec has complied in all material respects with all terms and conditions of such Government Contract or Proposal, including clauses, provisions and requirements incorporated expressly, by reference or by operation of law therein; (ii) Miltec has complied in all material respects with all requirements of statute, rule, regulation, order or agreement with the U.S. Government pertaining to such Government Contract or Proposal (including, without limitation, (A) the Truth in Negotiations Act of 1962, as amended, (B) the Service Contract Act of 1965, as amended, (C) the Contract Disputes Act of 1978, as amended, (D) the Office of Federal Procurement Policy Act, as amended, (E) the FAR or any applicable agency supplement thereto, (F) the Cost Accounting Standards, (G) the Defense Industrial Security Manual (DOD 5220.22-M), and (H) the Defense Industrial Security Regulation (DOD 5220.22-R) or any related security regulations); (iii) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract or Proposal were current, accurate and complete as of their effective date, and Miltec has complied in all material respects with all such representations and certifications; (iv) all invoices and claims, including requests for progress payments and provisional costs payments, submitted by Miltec in connection with such Government Contract or Proposal were current, accurate and complete as of their submission date; (v) neither the U.S. Government nor any prime contractor, subcontractor or other person has notified Miltec, in writing, that Miltec has breached or violated any statute, rule, regulation certification, representation, clause, provision or requirement; (vi) no termination for default has been issued, and no termination for convenience, cure notice or show cause notice has been issued; (vii) no material cost incurred by Miltec has been questioned in writing or disallowed; and (viii) no money due to Miltec has been withheld or set off and not resolved or cured.

(b) To the knowledge of Miltec, (i) neither Miltec nor any of Miltec’s directors, officers, or employees, agents or consultants is (or for the last three calendar years prior to the Closing Date has been) under administrative, civil or criminal investigation, indictment or information, or audit (other than routine contract audits) or internal investigation with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Proposal; (ii) neither Miltec nor any of Miltec’s other respective Affiliates, directors, officers, employees, agents or consultants has made a Voluntary Disclosure pursuant to the Department of Defense

Fraud Voluntary Disclosure Program with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Proposal that has led or could lead, either before or after the Closing Date, to any of the consequences set forth in (i) above or any other damage, penalty assessment, recoupment of payment or disallowance of cost. To the knowledge of Miltec, in the past five years Miltec has not submitted any inaccurate, untruthful, or misleading cost or pricing data, certification, Proposal, proposal, report, claim, or any other information relating to a Proposal or Government Contract nor has Miltec submitted any inaccurate, untruthful, or misleading certification included within or relating to a Proposal (including any required updates).

(c) To the knowledge of Miltec, there exist (i) no financing arrangements with respect to performance of any Executory Government Contract; (ii) no material outstanding or threatened claims against Miltec, either by the U.S. Government or by any prime contractor, subcontractor, vendor or other third party, arising under or relating to any Government Contract or Proposal; and (iii) except as set forth in Section 2.33(c)(iii) of the Company Letter, no formal pending or threatened disputes between Miltec and the U.S. Government or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Proposal. Miltec does not have any material interest in any pending or potential claim against the U.S. Government or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Proposal.

(d) Neither Miltec nor, to the knowledge of Miltec, any of its Affiliates, directors, officers or employees is (or at any time during the last five years has been) suspended or debarred from doing business with the U.S. Government or has been declared nonresponsible or ineligible for U.S. Government contracting. To the knowledge of the Miltec, there are no matters pending that are believed reasonably likely to lead to the institution of suspension or debarment proceedings against Miltec. Miltec has not, within the past five years, been terminated for default under any Government Contract.

(e) To Miltec’s knowledge, there exists no Government Contract as to which the estimated cost at completion (including material and labor costs, other direct costs, overheads, engineering costs and manufacturing costs, whether incurred or yet to be incurred) exceeds by Fifty Thousand Dollars ($50,000) the aggregate contract revenue recorded or to be recorded under such Government Contract through completion

(f) Miltec possesses all security clearances and permits for the execution of its obligations under any Government Contract in accordance with the original Contract Security Classification incorporated in the Government Contracts. Miltec has the proper procedures to conduct business of a classified nature up to the level of its current clearances. The levels and locations of facility clearances are set forth in Section 2.33(f) of the Company Letter. Miltec is in compliance in all material respects with applicable agency security requirements, as appropriate, and has in place proper procedures, practices and records to maintain security clearances necessary to perform its current contracts.

(g) Neither Miltec nor, to Miltec’s knowledge, any directors, officers, agents or employees of Miltec has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

(h) To Miltec’s knowledge, no employee, agent, consultant, representative, or Affiliate of Miltec is in receipt or possession of any competitor or U.S. Government proprietary or procurement sensitive information related to the Business under circumstances where there is reason to believe that such receipt or possession is unlawful or unauthorized.

(i) Miltec’s cost accounting system is in compliance with applicable regulations and has not been determined by any Governmental Entity not to be in compliance with any law or regulation. Except as set forth in Section 2.33(c)(iii) of the Company Letter, Miltec has reached agreement with the cognizant government representatives approving and “closing” all indirect costs charged to Government Contracts for 1998, 1999, 2000, 2001, 2002 and 2003 and those years are closed.

Section 2.34 Disclosure. As of the date of this Agreement and the Closing Date unless otherwise specified, the representations and warranties of Miltec and the Principal Shareholders in this Article II, the exhibits hereto and the Company Letter, do not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances under which they are made, not materially false or misleading. Copies of all material documents delivered or made available by Miltec to Buyer pursuant to this Agreement are complete and accurate records.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF DUCOMMUN AND

BUYER

Ducommun and Buyer hereby represent and warrant to Miltec that:

Section 3.1 Organization. Ducommun is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama.

Section 3.2 Authority. Ducommun and Buyer have all requisite corporate or similar power and authority to enter into this Agreement, to perform their respective obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate or similar action on the part of Ducommun and Buyer. This Agreement constitutes the valid and binding obligations of Ducommun and Buyer, as applicable, enforceable against such party in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

Section 3.3 No Conflicts. The execution and delivery by Ducommun and Buyer of this Agreement, and the observance and performance by such parties of their respective obligations under this Agreement and the consummation of the Transactions do not and will not:

(a) violate any provision of the Articles of Incorporation or the bylaws of Ducommun or Buyer;

(b) violate any laws of the United States, or any state or other jurisdiction applicable to Ducommun or Buyer or require Ducommun or Buyer to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made; or

(c) result in a violation or any breach of, constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the acceleration of any indebtedness under or performance required by, result in any right of termination of, increase any amounts payable under, decrease any amounts receivable under, change any other rights pursuant to, or conflict with, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Ducommun or Buyer is a party or is bound, or by which its assets are bound.

Section 3.4 Brokerage Fees. Except for Bear Stearns & Co. Inc., no Person is entitled to any brokerage or finder’s fee or other commission from Buyer in respect of this Agreement or the Transactions.

Section 3.5 Disclosure. As of the date of this Agreement and the Closing Date unless otherwise specified, the representations and warranties of Ducommun and Buyer in this Article III do not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances under which they are made, not materially false or misleading.

ARTICLE IV

CERTAIN AGREEMENTS AND UNDERSTANDINGS

Section 4.1 Conduct of Business. Except as Buyer may otherwise consent in writing, from the date hereof through the Closing Date, Miltec and the Principal Shareholders shall cause Miltec to:

(a) operate the Business only in the usual, regular and ordinary course and in accordance with past practice and, to the extent consistent with such operation, use its good faith efforts to: (i) preserve the Business’ present business organization intact;

(ii) keep available the services of the employees of Miltec; (iii) preserve all material business relationships with customers, suppliers, and others having business dealings with Miltec; (iv) keep all of the assets of Miltec in good working order and repair, ordinary wear and tear excepted; and (v) maintain in full force and effect all of the existing casualty, liability, and other insurance of the Business through the Closing Date in amounts not less than those in effect on the date hereof;

(b) maintain the books and records and accounts of the Business in the usual, regular and ordinary manner and on a basis consistent with past practices; and

(c) give to Ducommun, Buyer and their counsel, accountants and other representatives, upon reasonable notice, and with a representative of Miltec present, and with such confidentiality agreements to insulate Miltec from any material Liability as Miltec deems reasonably necessary, reasonable access during normal business hours to all of its assets and the books, tax returns, contracts, commitments and other records of Miltec related thereto, and Miltec shall furnish to Ducommun, Buyer and such representatives all such additional documents, financial information and information with respect to the Business, its assets and liabilities as Ducommun or Buyer may reasonably request, provided that such delivery does not impose any material Liability on Miltec. At Buyer’s request, Miltec shall make available certain key personnel at a mutually convenient time. Buyer covenants not to directly contact any employee of Miltec without Miltec’s prior consent, which will not be unreasonably withheld.

In addition to the foregoing, Miltec shall not, without the prior written consent of Ducommun, (i) materially amend, modify or terminate any Material Contract, lease or agreement of Miltec or relating to the Business, (ii) enter into any agreement or understanding that, if it existed as of the date hereof, would constitute a Material Contract hereunder, or (iii) make any increase in, or any commitment to increase, the compensation or benefits payable to any employee, consultant or agent of Miltec, (iv) enter any lease, or make any commitment to enter any lease or to purchase any equipment or (v) change any method of tax or GAAP accounting, settle any tax dispute or make or rescind any tax election.

Section 4.2 Access and Information. For a period of three years from the Closing Date, the Principal Shareholders will cause each of their Affiliates and their respective accountants, counsel, consultants, employees and agents to give Buyer and Buyer’s accountants, counsel, consultants, employees and agents, full access during normal business hours to, and furnish them with all documents, records, work papers and information with respect to Miltec and the Business, as Buyer shall from time to time reasonably request, provided such disclosure will not create a Liability for Miltec or its Shareholders or Affiliates.

Section 4.3 Cooperation.

(a) Miltec, the Shareholders and Buyer agree to cooperate with each other in connection with making the asset sale tax treatment election under I.R.C. Section 338(h)(10) and any other tax filings, official tax inquiry, tax examination or tax-related legal proceeding affecting a tax liability related to the Transactions with respect to matters occurring or relating to any period on or prior to the

Closing Date, and to use commercially reasonable efforts to make available to the other party a reasonable amount of time, at no cost to such party, of relevant personnel or individuals, together with documents, correspondence, reports and other materials bearing on such tax inquiry, examination or proceeding, provided that each party shall be reimbursed for any reasonable out-of-pocket expenses that it or they incur in assisting another party hereunder (except that no party shall be obligated to reimburse any other party for expenses relating to any matter for which such first party is indemnified hereunder).

(b) Additionally, the parties to this Agreement shall use commercially reasonable efforts to obtain the release of any Shareholders from personal guarantees or other personal obligations securing any obligations of Miltec.

Section 4.4 Employees. As of the date of this Agreement, Buyer presently intends to continue the employment of all employees employed by Miltec immediately prior to the Closing Date (the “Continuing Employees”) at the same rate of pay or salary, and with substantially similar benefits, as such employees are receiving immediately prior to the Closing Date.

Section 4.5 No Solicitation or Discussions. Until the earlier of the Closing and the date this Agreement is terminated pursuant to Section 7.1 hereof, Miltec and the Shareholders will not nor will Miltec permit any of Miltec’s officers, directors, agents, representatives or Affiliates (any of the foregoing, a “Miltec Representative”) to, directly or indirectly, take any of the following actions with any party other than Ducommun, Buyer and their designees:

(a) solicit, initiate, entertain, or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with, any person relating to any possible acquisition of Miltec (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any portion of its Capital Stock or assets or any equity interest in Miltec;

(b) provide information with respect to Miltec to any person relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such person with regard to, any possible acquisition of Miltec (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any portion of its Capital Stock or material assets or any equity interest in Miltec;

(c) enter into an agreement with any person providing for the acquisition of Miltec (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any portion of its Capital Stock or material assets or any equity interest in Miltec; or

(d) make or authorize any statement, recommendation or solicitation in support of any possible acquisition of Miltec (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any portion of its Capital Stock or material assets or any equity interest in Miltec by any person.

The taking of any action described in clauses (a) through (d) above by any Miltec Representative shall be deemed a material breach by Miltec of this Agreement. Miltec shall immediately cease and cause to be terminated any such contacts or negotiations with third parties relating to any such transaction or proposed transaction. In addition to the foregoing, if Miltec or any Miltec Representative receives prior to the Closing or the termination of this Agreement any offer or proposal relating to any of the above, Miltec or any Miltec Representative shall immediately notify Ducommun thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and shall deliver to Ducommun a copy of any written or electronic material embodying any such offer or proposal together with such other information related thereto as Ducommun may request.

Section 4.6 Covenant Not to Compete. From the date of this Agreement until (a) the fifth (5th) anniversary of the Closing Date, Don Miller, current shareholder and President of Miltec, and (b) the second (2nd) anniversary of the Closing Date, the other Principal Shareholders, shall not, directly or indirectly, except on behalf of Ducommun, the Successor Corporation or any of their Affiliates or successors:

(i) engage, invest, participate or have an ownership or financial interest in any entity whose business competes with the Business, whether conducted by Ducommun, the Successor Corporation or any of their Affiliates or successors;

(ii) have any interest in, own, manage, operate, control, be connected with as a stockholder (other than as a stockholder of less than five percent (5%) of the issued and outstanding stock of a publicly held corporation), joint venturer, officer, director, agent, lender, representative, partner, employee or consultant, or otherwise engage or invest or participate in any business that shall compete with the Business, whether conducted by Ducommun, the Successor Corporation or any of their Affiliates or successors;

(iii) solicit, attempt to solicit, induce or otherwise cause any existing or future employee of Ducommun, the Successor Corporation or any of their Affiliates or successors, to terminate his or her employment in order to become an employee, consultant or independent contractor to or for any other employer;

(iv) hire or attempt to hire any existing or future employee of Ducommun, the Successor Corporation or any of their Affiliates or successors;

(v) solicit or encourage any customer or supplier of Ducommun, the Successor Corporation or any of their Affiliates or successors or the Business to terminate or adversely alter in any material respect any relationship such customer or supplier, as applicable, may have with Ducommun, the Successor Corporation or any of their Affiliates or successors or the Business; or

(vi) disparage, libel, slander or defame Ducommun, the Successor Corporation or any of their Affiliates or successors, or the Business, or any of their respective successors, either publicly or privately.

The provisions of this Section 4.6 are material, significant and essential to effecting the Transactions, and good and valuable consideration under this Agreement has been and will be transferred from Ducommun to each of the Shareholders (by virtue of their respective equity ownership interest in Miltec) in exchange for such covenants. If any of the Shareholders were to breach the provisions of this Section 4.6, Ducommun would be deprived of the full benefit of the Transactions, including, but not limited to, any reputation or goodwill associated with the Business, as the Business may exist on and after the date hereof.

Section 4.7 Miltec’s Shareholders’ Consent. Miltec shall use its best efforts to obtain an unanimous written consent of Miltec’s Shareholders approving this Agreement and the other agreements and instruments contemplated by this Agreement and the transactions contemplated hereby and thereby, including, without limitation, the Merger.

ARTICLE V

CONDITIONS TO CLOSING

Section 5.1 Conditions to the Obligations of Ducommun and Buyer to Effect the Transactions. The obligations of Ducommun and Buyer to effect the Transactions are subject to the satisfaction, on or before the Closing Date, of each of the following conditions, unless waived in writing by Ducommun or Buyer:

(a) The representations and warranties of Miltec and the Principal Shareholders contained in this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as if they were made on and as of the Closing Date, except that any such representation and warranty made as of a specified date (other than the date of this Agreement) shall have been true on and as of such date;

(b) Miltec and the Principal Shareholders shall have performed in all material respects all obligations and agreements and complied with all covenants contained in this Agreement or in any document delivered in connection herewith required to be performed and complied with by them on or before the Closing Date;

(c) Miltec shall have delivered to Buyer all of the Closing deliveries required pursuant to Section 1.9;

(d) Substantially all of the Continuing Employees shall have executed employment offer letters and arbitration agreements with Ducommun in a form reasonably satisfactory to Ducommun;

(e) Ducommun shall have received Non-Competition Agreements substantially in the form attached as Exhibit H for each of the individuals listed in Section 5.1(e) of the Company Letter;

(f) Each holder of outstanding Options shall have either (i) exercised or (ii) cancelled without consideration, all outstanding and unexercised Options;

(g) Each holder of outstanding Options and Miltec shall have entered into the Option Holder Agreement substantially in the form attached as Exhibit I;

(h) The parties have mutually agreed to the tax allocations pursuant to Section 8.1(a) hereof;

(i) Buyer and Ducommun shall have received a certificate from Miltec executed by a duly authorized officer of Miltec, dated the Closing Date, certifying that the conditions specified in Sections 5.1(a) through (h) have been satisfied (“Miltec’s Closing Certificate”); and

(j) Buyer and Ducommun shall have received a certificate from each of the Principal Shareholders dated as of the Closing Date, certifying that the conditions specified in Sections 5.1(a) and (b) have been satisfied (the “Shareholders Closing Certificate”).

Section 5.2 Conditions to the Obligations of Miltec to Effect the Transactions. The obligations of Miltec to consummate the Transactions are subject to the satisfaction, on or before the Closing Date, of each of the following conditions, unless waived in writing by Miltec:

(a) The representations and warranties of Ducommun contained in this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as if they were made on and as of the Closing Date, except that any such representation and warranty made as of a specified date (other than the date of this Agreement) shall have been true on and as of such date;

(b) Ducommun shall have performed in all material respects all obligations and agreements and complied with all covenants contained in this Agreement or in any document delivered in connection herewith, required to be performed and complied with by Ducommun on or before the Closing Date;

(c) Ducommun shall have delivered to Miltec all of the Closing deliveries required pursuant to Section 1.10; and

(d) Miltec shall have received a certificate executed by a duly authorized officer of Ducommun, dated the Closing Date, certifying that the conditions specified in Sections 5.2(a) through (c) have been satisfied (the “Ducommun Closing Certificate”).

Section 5.3 Conditions to the Obligations of Each Party to Effect the Transactions. The respective obligations of each party to consummate the Transactions are subject to the satisfaction, on or before the Closing Date, of each of the following conditions, unless waived in writing by Miltec and by Ducommun or Buyer:

(a) No statute, rule or regulation shall have been enacted or promulgated and no permanent injunction, preliminary injunction, temporary restraining order or other order shall have been entered, and not vacated, by a court or administrative agency of competent jurisdiction in any proceeding or action, which enjoins, restrains, makes illegal or prohibits consummation of the Transactions; and

(b) Any waiting period applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and similar merger notification laws or regulations of foreign Governmental Entities shall have terminated or expired.

ARTICLE VI

INDEMNIFICATION

Section 6.1 Indemnification by Principal Shareholders. Subject to the terms and conditions set forth in this Article VI, the Principal Shareholders shall jointly and severally indemnify and hold harmless Buyer, the Successor Corporation and Ducommun and each of their Affiliated Parties (collectively, the “Buyer Indemnified Parties”) in respect of any and all claims, losses, damages, liabilities, declines in value, penalties, interest, costs and expenses (including, without limitation, but subject to Section 6.4 hereof, any attorneys’, accountants’ and consultants’ fees and other expenses, including any such expenses incurred in connection with investigating, defending against or settling any such claims) reasonably incurred by any of the Buyer Indemnified Parties in connection with, or resulting from, any or all of the following (collectively, “Indemnified Damages”):

(a) Any breach (or any allegation by a third party that, if true, would constitute a breach) of any representation or warranty made by Miltec or the Principal Shareholders in this Agreement or pursuant hereto or in any document or instrument delivered by Miltec or the Principal Shareholders pursuant hereto;

(b) Any misrepresentation (or any allegation by a third party that, if true, would constitute a misrepresentation) contained in any written statement or certificate furnished by Miltec or the Principal Shareholders pursuant to this Agreement or in connection with the Transactions;

(c) Any breach of any covenant, agreement or obligation of Miltec contained in this Agreement or any other document or instrument contemplated by this Agreement or delivered pursuant hereto;

(d) Any Liability of Ducommun or the Successor Corporation in excess of the Per Share Merger Consideration in respect of each Share for which dissenters rights have been elected;

(e) Any Indebtedness of Miltec as of the Closing Date to the extent such amount has not already been recovered by Ducommun as an adjustment to the Purchase Price; or

(f) Any Liability arising from or related to the DCAA Audit or any other audit by the Defense Contract Audit Agency relating to or arising out of the subject matter of the DCAA Audit relating to any period prior to the Closing Date (including, but not limited to, any Liability or contract reimbursement obligation relating to Miltec’s incurred cost rate submittal for the fiscal years ended September 30, 2003, 2004 and 2005).

None of the rights to indemnification provided by this Section 6.1 shall be limited, mitigated or diminished by virtue of Buyer or Ducommun having conducted, or having had the right to conduct, a due diligence investigation, or by any information actually or purportedly received or made available to Buyer or Ducommun.

Section 6.2 Indemnification by Buyer and Ducommun. Buyer and Ducommun shall indemnify and hold harmless the Shareholders in respect of any and all claims, losses, damages, liabilities, declines in value, penalties, interest, costs and expenses (including, without limitation, any attorneys’, accountants’ and consultants’ fees and other expenses, including, subject to Section 6.4 hereof, any such expenses incurred in connection with investigating, defending against or settling any such claims) reasonably incurred by the Shareholders, in connection with, or resulting from, each and all of the following:

(a) Any breach (or any allegation by a third party that, if true, would constitute a breach) of any representation or warranty made by Buyer or Ducommun in this Agreement or pursuant hereto or in any document or instrument delivered to the Shareholders or Miltec;

(b) Any misrepresentation contained in any written statement or certificate furnished by Ducommun or Buyer pursuant to this Agreement or in connection with the Transactions;

(c) Any breach of any covenant, agreement or obligation of Ducommun or Buyer contained in this Agreement or any other document or instrument contemplated by this Agreement or delivered pursuant hereto; or

(d) Any Liability of a Shareholder under such Shareholder’s personal guarantee listed in Section 6.2(d) of the Company Letter of Miltec Indebtedness.

Section 6.3 Claims for Indemnification. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “indemnified party”) shall promptly notify the party obligated to provide indemnification (the “indemnifying party”) of the claim and, when known, the facts constituting the basis for such claim; provided, however, that the failure to so notify the indemnifying party shall not relieve the indemnifying party of its obligation hereunder to the extent such failure does not materially prejudice the indemnifying party. In the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the indemnifying party shall specify, if known, the amount or an estimate of the amount of the Liability arising therefrom.

Section 6.4 Defense of Claims. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the indemnifying party at its sole cost and expense and with counsel reasonably satisfactory to the indemnified party may, upon written notice to the indemnified party, assume the defense of any such claim or legal proceeding if (a) the indemnifying party acknowledges to the indemnified party in writing, within fifteen (15) days after receipt of notice from the indemnified party, its obligations to indemnify the indemnified party with respect to all elements of such claim, (b) the indemnifying party provides the indemnified party with evidence reasonably acceptable to the indemnified party that the indemnifying party will have the financial resources to defend against such third-party claim and fulfill its indemnification obligations hereunder, (c) the third-party claim involves only money damages and does not seek an injunction or other equitable relief and (d) settlement or an adverse judgment of the third-party claim is not, in the good faith judgment of the indemnified party, likely to establish a pattern or practice adverse to the continuing business interests of the indemnified party. The indemnified party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense; provided, however, that if there are one or more legal defenses available to the indemnified party that conflict with those available to the indemnifying party, or if the indemnifying party fails to take reasonable steps necessary to defend diligently the claim after receiving notice from the indemnified party that it believes the indemnifying party has failed to do so, the indemnified party may assume the defense of such claim; provided, further, that the indemnified party may not settle such claim without the prior written consent of the indemnifying party, which consent may not be unreasonably withheld. If the indemnified party assumes the defense of the claim, the indemnifying party shall reimburse the indemnified party on a monthly basis for the reasonable fees and expenses of counsel retained by the indemnified party and the indemnifying party shall be entitled to participate in (but not control) the defense of such claim, with its counsel and at its own expense. If the indemnifying party thereafter seeks to question the manner in which the indemnified party defended such third party claim or the amount or nature of any such settlement, the indemnifying party shall have the burden to prove by a preponderance of the evidence that the indemnified party did not defend or settle such third party claim in a reasonably prudent manner. The parties agree to render, without compensation, to each other such assistance as they may reasonably require of each other in order to insure the proper and adequate defense of any action, suit or proceeding, whether or not subject to indemnification hereunder.

Section 6.5 Interest. Any amount of money owed by an indemnifying party to an indemnified party hereunder shall be paid with interest, at an annual rate equal to the Prime Rate then in effect as quoted in The Wall Street Journal or its successor publication, from the date that the loss or damage was sustained or cash disbursement made by the indemnified party until such amount is paid by the indemnifying party.

Section 6.6 Manner of Indemnification; Right of Offset.

(a) Subject to this Section 6.6, all indemnification payments hereunder shall be effected by payment of cash or delivery of a certified or official bank check in the amount of the indemnification liability within 30 days after written demand therefor.

(b) All amounts, if any, owed by the Principal Shareholders under Sections 1.12 or 6.1 are may be used to offset amounts owed by Ducommun under either or both of the Promissory Note (with such offset amount being applied first to the outstanding interest, second to the next payment due of the outstanding principal of the Promissory Note and third to any remaining amounts of outstanding principal of the Promissory Note) or the Earnout Payments, at Ducommun’s sole and absolute election. For clarity, any amounts for which any Buyer Indemnified Party is entitled to indemnification hereunder may be offset against all amounts due under the Promissory

Note or the Earnout Payments, whether payable to Principal Shareholders or other Shareholders.

(c) Ducommun will promptly notify the Principal Shareholders and the Shareholders’ Representative in the event any right of offset is claimed by Ducommun hereunder. In the event that any such claims against the Promissory Note or the Earnout Payments are disputed by the Shareholders’ Representative within 30 days of such notice, Ducommun will withhold payments due under the Promissory Note or the Earnout Payments, in an amount not to exceed the offset claimed by Ducommun, until final resolution of such dispute pursuant to Section 10.12.

(d) In the event that Ducommun offsets any such amounts against the Promissory Note and the offset reduces the principal amount due under the Promissory Note, the Principal Shareholders by and through the Shareholders’ Representative shall return the Promissory Note to Ducommun within 45 days of the Principal Shareholders’ and Shareholders’ Representative’s receipt of the notice referenced in Section 6.6(c), and Ducommun shall promptly re-issue a new promissory note, reducing the principal amount thereof by the amount of the offset but otherwise reflecting the existing terms of the Promissory Note.

Section 6.7 Additional Limitations on Indemnification.

(a) No claim, demand, suit or cause of action shall be brought against an indemnifying party by an indemnified party under Sections 6.1(a) and 6.1(b) or Sections 6.2(a) and 6.2(b) unless and until the aggregate amount of claims by such indemnified party exceeds Two Hundred Thousand Dollars ($200,000), in which case the indemnified party shall be entitled to indemnification from the indemnifying party only with respect to claims in excess of such amount.

(b) Notwithstanding anything in this Agreement to the contrary, the aggregate liability of (i) Ducommun and Buyer for indemnity payments under Section 6.2, shall in no event exceed two-thirds (2/3) of the Purchase Price and (ii) each of the Principal Shareholders for indemnity payments under Section 6.1 shall in no event exceed two-thirds (2/3) of the dollar amount of the Purchase Price such Principal Shareholder actually received.

(c) No claim for indemnification shall be made by Ducommun pursuant to Sections 6.1(a) or 6.1(b) or by the Shareholders pursuant to Sections 6.2(a) or 6.2(b) if initially made more than eighteen (18) months after the Closing Date, provided, however, that claims for breaches of the representations and warranties of Miltec and the Principal Shareholders made in Sections 2.4, 2.5(a), 2.11, 2.13, 2.15, 2.16 and 2.18 may be asserted until the expiration of the applicable statutes of limitations. No claim for indemnification shall be made by Buyer or Ducommun pursuant to Sections 6.1(c), 6.1(d), 6.1(e), 6.1(f) or 6.1(g) or by the Shareholders pursuant to Section 6.2(c) or 6.2(d) if initially made after the expiration of the applicable statute of limitations.

(d) Notwithstanding the provisions of this Section 6.7 to the effect that claims for indemnification under a section or subsection of this Agreement must be asserted prior to the expiration of specified periods, claims for indemnification shall survive the expiration of such periods (i) if such claims are submitted in writing to the indemnifying party prior to the expiration of the applicable periods and identified as claims for indemnification pursuant to this Agreement and (ii) as to any matter that is based upon fraud or willful misconduct by the indemnifying party, until such time as such claims and matters are resolved.

(e) None of the limitations contained in this Article VI shall apply to any obligation of any indemnifying party as to any matter that is based upon the fraud or willful misconduct of the indemnifying party.

Section 6.8 Shareholders’ Representative.

(a) Effective upon the execution of this Agreement, Don Miller is hereby appointed as the agent and attorney-in-fact (the “Shareholders’ Representative”) for each Shareholder. The Shareholders’ Representative shall be authorized, for and on behalf of all the Shareholders, to give and receive notices and communications, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to claims for indemnification under this Agreement, to authorize payment to or from the claims of Ducommun with regard to the Purchase Price Adjustment and/or any claims for indemnification under this Agreement, including but not limited to the authorization to reduce the amount due under the Promissory Note, and to take all actions necessary or appropriate in the judgment of the Shareholders’ Representative to accomplish the foregoing. No bond shall be required of the Shareholders’ Representative, and the Shareholders’ Representative shall not receive compensation for his services. All of the expenses of the Shareholders’ Representative shall be borne by the Shareholders on a pro rata basis. Notices or communications to or from the Shareholders’ Representative shall constitute notice to or from each of the Shareholders. The Shareholders’ Representative may be changed to another Principal Shareholder by the vote of a majority of the members of the Board of Directors of Miltec as of the day prior to the Closing Date whereupon the new Shareholders’ Representative shall give at least ten (10) days prior notice to Ducommun of his or her becoming the new Shareholders’ Representative and the removal of the old Shareholders’ Representative.

(b) The Shareholders’ Representative shall not be liable for any act done or omitted hereunder in its capacity as the Shareholders’ Representative while acting in good faith and in the exercise of reasonable judgment or upon the advice of legal counsel. The Shareholders shall jointly and severally indemnify the Shareholders’ Representative and hold the Shareholders’ Representative harmless against any losses incurred by the Shareholders’ Representative (including reasonable fees and expenses of any legal counsel retained by the Shareholders’ Representative) arising out of or in connection with the acceptance or administration of the Shareholders’ Representative’s duties hereunder unless such losses directly result from the gross negligence, willful misconduct or bad faith of the Shareholders’ Representative.

(c) Any decision, act, consent or instruction of the Shareholders’ Representative shall constitute a decision of all Shareholders, and shall be final, binding and conclusive upon each of such Shareholder, and Ducommun may rely upon any such decision, act, consent or instruction of the Shareholders’ Representative as being the decision, act, consent or instruction of each and every such Shareholder. Ducommun is hereby relieved from any Liability to any person for any acts done by it in accordance with such decision, act, consent or instruction of the Shareholders’ Representative.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement and the Transactions contemplated herein may be terminated at any time prior to the Closing by Miltec, on the one hand, or Ducommun or Buyer, on the other, as the case may be, providing written notice or termination to the other party:

(a) by mutual agreement between Miltec and Ducommun;

(b) by Ducommun or Buyer, if any one or more of the conditions set forth in Sections 5.1 or 5.3 hereof are not satisfied on or as of the Closing Date or as of any earlier date as of which it is determined that such conditions are not capable of being satisfied;

(c) by Miltec, if any one or more of the conditions set forth in Sections 5.2 or 5.3 hereof are not satisfied on or as of the Closing Date or as of any earlier date as of which it is determined that such conditions are not capable of being satisfied;

(d) by Ducommun or Buyer, if Miltec is in material breach of any material agreement or covenant contained in this Agreement;

(e) by Miltec, if Ducommun or Buyer is in material breach of any material agreement or covenant contained in this Agreement; or

(f) by either party if the Closing shall not have occurred on or prior to March 31, 2006;

provided, that the party seeking to terminate this Agreement under this Section 7.1 not be in default under this Agreement. Upon termination of this Agreement, this Agreement shall be deemed null, void, and of no further force and effect and Buyer and Ducommun will promptly return all confidential documents and other written information (and all copies thereof) relating to Miltec or the Shareholders and received from Miltec or the Shareholders. For purposes hereof, “confidential” shall mean any documents or information which is not generally known to the public or within Miltec’s industry.

ARTICLE VIII

TAX MATTERS

Section 8.1 Section 338(h)(10) Election.

(a) Miltec agrees to cause all the Shareholders to join Ducommun in the making of an election under Code Section 338(h)(10) (and the Treasury Regulations promulgated thereunder) and any analogous election under state law (collectively, a “Section 338(h)(10) Election”) with respect to the Merger. The parties agree to cooperate with each other in preparing, executing and filing any tax forms and other documents required under Section 338(h)(10) of the Code and other applicable laws so that the Section 338(h)(10) Election will be made in a proper and timely manner.

(b) Prior to the Closing Date, the parties shall agree on an allocation of the Purchase Price in the manner required by Section 338 of the Code and the Treasury Regulations promulgated thereunder, as agreed by the parties prior to the Closing (the “Allocation”). Such Allocation will be used for purposes of determining the aggregate deemed sales price under the applicable Treasury Regulations and in reporting the deemed sale of assets of Miltec in connection with the Section 338(h)(10) Election. The parties each hereby agree not to take any position inconsistent with the Section 338(h)(10) Election or the Allocation in any Tax Return or otherwise, unless required to do so pursuant to a final determination within the meaning of Section 1313(a) of the Code.

(c) On the Closing Date, the parties shall jointly execute, and cause the Shareholders to execute, necessary copies of Internal Revenue Service Form 8023 and all attachments required to be filed therewith pursuant to applicable Treasury Regulations, and any forms required to make any elections under state law that are analogous to a Section 338(h)(10) Election. Such Forms 8023 and analogous forms will reflect the Allocation as agreed upon by the parties. In the event of any Purchase Price Adjustment hereunder, the parties agree to adjust the Allocation to reflect such Purchase Price Adjustment, and to file consistently any Tax Returns required as a result of such Purchase Price Adjustment.

ARTICLE IX

CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the meanings indicated below:

“ABCA” has the meaning set forth in Section 1.1.

“Accounts Receivable” has the meaning set forth in Section 2.24(a).

“Affiliate” shall mean, in respect of any specified Person, any other Person, whether or not a separate legal entity, that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person or if such specified Person bears a familial relationship of parent, child, spouse or sibling with such other Person, and such meaning shall include without limitation subsidiaries, divisions, departments, partners, joint ventures, product lines or products (the terms “controls,” “controlled” or “control” meaning the possession, directly or indirectly, of the power to direct or cause the direction of management policies of a Person, whether through the ownership of securities, by contract or credit arrangement, as trustee or executor, or otherwise).

“Affiliated Parties” of a Party shall mean the Affiliates, directors, officers, employees, attorneys, agents, representatives, successors and assigns of such Party.

“Agreement” has the meaning set forth in the Preamble.

“Alabama Dissenters’ Law” has the meaning set forth in Section 1.12(b).

“Allocation” has the meaning set forth in the Section 8.1(b).

“Applicable Law” shall mean, with respect to any Person, any domestic or foreign, federal, state, local or municipal statute, law, ordinance, policy, guidance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Entity (including any Environmental Law) applicable to such Person or any of its Affiliates or ERISA Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer’s, director’s, employee’s, consultant’s or agent’s activities on behalf of such Person or any of its Affiliates or ERISA Affiliates).

“Business” has the meaning set forth in the Recitals.

“Business Day” shall mean each day of the week other than a Saturday, Sunday or other day on which commercial banks in Los Angeles, California are authorized or required by law to close. All references to “day” in the Agreement will be calendar days unless specifically referenced as a Business Day.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnified Parties” has the meaning set forth in Section 6.1.

“Capital Stock” has the meaning set forth in Section 2.4(a).

“Class A Stock” has the meaning set forth in Section 2.4(a).

“Class B Stock” has the meaning set forth in Section 2.4(a).

“Closing” has the meaning set forth in Section 1.3.

“Closing Balance Sheet” has the meaning set forth in Section 1.12(a)(i).

“Closing Date” has the meaning set forth in Section 1.3.

“COBRA” shall mean the group health plan requirements of Part 6 of Subtitle B of Title I of ERISA and of Section 4980B of the Code.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in Section 2.4(a).

“Company Letter” has the meaning set forth in Article II.

“Continuing Employees” has the meaning set forth in Section 4.4.

“Contract” shall mean any legally binding lease, license, contract, agreement, consensual obligation, promise or undertaking, or legally binding arrangement or commitment, to which Miltec is a party or legally bound.

“Copyrights” has the meaning set forth in Section 2.11(a).

“DCAA Audit” shall mean the ongoing or recently completed audit by the Defense Contract Audit Agency regarding Miltec’s handling of overhead consultants for the fiscal year ended September 30, 2002.

“Dissenting Shares” has the meaning set forth in Section 1.12(b).

“Ducommun” has the meaning set forth in the Preamble.

“Ducommun Closing Certificate” has the meaning set forth in Section 5.2(d).

“Earnout Payments” has the meaning set forth in Section 1.11(c).

“Earnout Period” has the meaning set forth in Section 1.11(c).

“Effective Time” has the meaning set forth in Section 1.2.

“Employee Benefit Plan” shall mean any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), (d) Employee Welfare Benefit Plan or (e) Other Employee Benefit Obligation.

“Employee Pension Benefit Plan” shall have the meaning set forth in Section 3(2) of ERISA.

“Employee Welfare Benefit Plan” shall have the meaning set forth in Section 3(1) of ERISA.

“Employment-Related Agreements” shall mean (a) any employment, consulting, collective bargaining or similar agreement, whether written or oral, to which Miltec is a party or by which it is bound, (b) any plan, agreement or arrangement sponsored by or contributed to by Miltec, including, without limitation, any life and health insurance, hospitalization, savings, bonus, deferred compensation, incentive compensation, profit sharing, stock purchase, stock option, holiday, vacation, personal leave, severance pay, sick pay, sick leave, disability, educational assistance, employee discount, tuition refund, service award, company car, scholarship, relocation, fringe benefit, severance contracts, supplemental, pension arrangements, and other policies, practices or commitments, whether written or unwritten, providing employee or executive compensation or benefits to employees of Miltec, (c) any employee welfare benefit plan or employee pension benefit plan as defined in Section 3 of ERISA and (d) any arrangement or understanding for the payment of post-retirement benefits.

“Environmental Claim” shall mean any claim, violation, or liability, by any person relating to liability or potential liability (including liability or potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, based on or resulting from (a) the presence, discharge, emission, release or threatened release of any Hazardous Substance at any location and any exposure of persons to such Hazardous Substance at any location, (b) circumstances forming the basis of any violation or alleged violation of any Environmental Laws or permits or (c) otherwise relating to obligations or liabilities under any Environmental Law.

“Environmental Laws” shall mean all applicable federal, state, and local statutes, laws, binding judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits and governmental agreements relating to human health and the environment, including, but not limited to, Hazardous Substances.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” of Miltec shall mean any other Person that, together with Miltec as of the relevant measuring date under ERISA, was or is required to be treated as a single employer under Section 414 of the Code.

“Executory Government Contract” shall mean a Government Contract that has not been closed by the U.S. Government, prime contractor or subcontractor, as appropriate, that is Miltec’s counter-party thereto.

“FAR” has the meaning set forth in Section 2.26.

“Fiduciary” shall have the meaning set forth in Section 3(21) of ERISA.

“Financials” has the meaning set forth in Section 2.6(a).

“First Earnout Period” has the meaning set forth in Section 1.11(c)(i).

“GAAP” shall mean generally accepted accounting principles as in effect at the time in question applied in a manner consistent with past practices.

“Governmental Entity” shall mean any foreign or domestic, federal, territorial, state, local or municipal governmental or quasi-governmental authority, instrumentality, court, government commission, tribunal or organization, or any regulatory, administrative, executive, judicial, legislative, police, taxing or other agency or authority, or any political or other subdivision, department or branch of any of the foregoing.

“Government Contract” shall mean any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, letter contract, purchase order, delivery order, task order, grant, cooperative agreement, Proposal, change order, arrangement or other commitment or funding vehicle of any kind relating to the Business between Miltec and (a) the U.S. Government, (b) any prime contractor to the U.S. Government or (c) any subcontractor with respect to any contract described in clause (a) or (b).

“Hazardous Substance” shall mean all substances, materials or wastes that are listed, classified or regulated pursuant to any Environmental Law including, but not limited to, (a) petroleum, asbestos or polychlorinated biphenyls and (b) in the United States, all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5.

“Indebtedness” shall mean all of the indebtedness of Miltec for borrowed money or any capitalized leases plus all prepayment penalties and any additional amounts that may be required to prepay such obligations in full on and as of the Closing Date. For clarity, Indebtedness shall not include any trade payables or accrued expenses payable (other than those relating to indebtedness for borrowed money or capitalized leases) of Miltec.

“Indemnified Damages” has the meaning set forth in Section 6.1.

“indemnified party” has the meaning set forth in Section 6.3.

“indemnifying party” has the meaning set forth in Section 6.3.

“Independent Accounting Firm” has the meaning set forth in Section 1.11(c)(vi).

“Initial Payment” has the meaning set forth in Section 1.11(a).

“Intellectual Property” has the meaning set forth in Section 2.11(a).

“IP Assignments” has the meaning set forth in Section 2.11(c).

“IRS” shall mean the Internal Revenue Service.

“IRS Deposit” shall mean the deposit in the amount of $300,000 or less that Miltec has with the IRS pursuant to Section 7519 of the Code.

“Leases” has the meaning set forth in Section 2.7(b).

“Leased Property” has the meaning set forth in Section 2.7(b).

“Liability” shall mean any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes; and any obligation, duty or requirement, whether arising under contract, common law, statute or otherwise.

“Liens” has the meaning set forth in Section 2.2(b)(iv).

“Marks” has the meaning set forth in Section 2.11(a).

“Material Adverse Change” shall mean one or more circumstances or events involving a change in or effect on Miltec (a) that, individually or cumulatively, have, or are reasonably likely in the future to have, an adverse effect on the business, operations, earnings, results of operations, asset or liabilities of Miltec, or the financial condition of Miltec, in an amount of at least One Hundred Thousand Dollars ($100,000), or (b) that are reasonably likely to prevent or materially delay or impair the ability of Miltec or the Shareholders to consummate the transactions contemplated by this Agreement.

“Material Contracts” has the meaning set forth in Section 2.14(a).

“Maximum Earnout Amount” has the meaning set forth in Section 1.11(c).

“Merger” has the meaning set forth in Section 1.1.

“Merger Certificate” has the meaning set forth in Section 1.2.

“Miltec” has the meaning set forth in the Preamble.

“Miltec Consents” has the meaning set forth in Section 1.9(c).

“Miltec Intellectual Property” has the meaning set forth in Section 2.11(a).

“Miltec Representative” has the meaning set forth in Section 4.5.

“Miltec’s Closing Certificate” has the meaning set forth in Section 5.1(g).

“Miltec’s Closing Documents” has the meaning set forth in Section 2.2(a).

“MT Properties, LLC Lease” has the meaning set forth in Section 1.9(f).

“Multiemployer Plan” shall have the meaning set forth in Section 3(37) of ERISA.

“Net Revenue” shall mean the net revenue of the Successor Corporation determined in accordance with GAAP applied consistently with periods preceding the Closing Date.

“Options” has the meaning set forth in Section 2.4(b).

“Other Employee Benefit Obligation” shall mean all obligations, arrangements, or customary practices, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, officers, employees, or agents, including, without limitation, bonus, incentive compensation, stock option and severance plans, agreements and arrangements.

“Patents” has the meaning set forth in Section 2.11(a).

“Permitted Liens” means (a) Liens for taxes the payment of which is not yet due, (b) Liens for governmental assessments, charges or claims, other than taxes, the payment of which is not yet due and none of which is material in amount and (c) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Persons and Liens imposed by Applicable Law incurred in the ordinary course of business which are either for immaterial sums not yet delinquent or are immaterial in amount and being contested in good faith.

“Per Share Merger Consideration” means the quotient of the Purchase Price divided by the total number of issued and outstanding Shares immediately prior to the Merger.

“Person” shall mean any entity or natural person or any corporation, partnership, joint venture or other entity, whether or not a legal entity.

“Plan” shall have the meaning given to Section 3(3) of ERISA.

“Prime Rate” shall mean the reference rate as reported by Bank of America, N.A.

“Principal Shareholders” has the meaning set forth in the Preamble.

“Progress Payments” has the meaning set forth in Section 2.26.

“Prohibited Transaction” shall have the meaning set forth in Section 406 of ERISA and in Section 4975 of the Code.

“Promissory Note” has the meaning set forth in Section 1.11(b).

“Proportionate Interest” of a Shareholder shall equal a fraction, the numerator of which is the number of Shares owned by such Shareholder immediately prior to the Closing, and the denominator of which is the total number of outstanding Shares immediately prior to the Closing.

“Proposal” shall mean any quotation, bid or proposal by Miltec or any of its Affiliates which, if accepted or awarded, would lead to a contract with the U. S. Government or any other entity, including a prime contractor or a higher tier subcontractor to the U. S. Government, for the design, manufacture or sale of products or the provision of services by Miltec.

“Purchase Price” has the meaning set forth in Section 1.11.

“Purchase Price Adjustment” shall mean any Purchase Price Increase or Purchase Price Decrease pursuant to Section 1.12.

“Purchase Price Decrease” has the meaning set forth in Section 1.12(a)(iv).

“Purchase Price Increase” has the meaning set forth in Section 1.12(a)(v).

“Refunded Amount” has the meaning set forth in Section 1.11(d).

“Second Earnout Period” has the meaning set forth in Section 1.11(c)(ii).

“Section 338(h)(10) Election” has the meaning set forth in Section 8.1(a).

“Shareholders’ Closing Certificate” has the meaning set forth in Section 5.1(h).

“Shareholders’ Representative” has the meaning set forth in Section 6.8(a).

“Shareholders” are those persons owning shares of stock in Miltec in the amounts set forth in Section 2.4(a) of the Company Letter.

“Shareholders’ Escrow” has the meaning set forth in Section 1.11(a).

“Shares” has the meaning set forth in Section 1.4(a).

“Subsidiaries” shall mean any corporation or other Person of which Miltec directly or indirectly holds securities or other interests having the power to elect a majority of such corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of such corporation or other Person.

“Successor Corporation” has the meaning set forth in Section 1.1.

“Tangible Net Book Value” shall mean, as of a given date, the aggregate carrying value of the tangible assets of the Company (excluding goodwill and other intangibles) as of such date, minus all of the Liabilities of the Company as of such date excluding any Indebtedness that was applied to reduce the Initial Payment pursuant to Section 1.11(a), in each case determined in accordance with GAAP, applied consistently with prior periods.

“Tax” or “Taxes” shall mean (a) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any liability for payment of amounts described in clause (a) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (c) any liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person.

“Tax Return” shall mean any return, declaration, report, claim for refund, statement, information return and other document required to be filed with respect to Taxes.

“Trade Secrets” has the meaning set forth in Section 2.11(a).

“Transactions” shall mean, in respect of any party, all transactions contemplated by this Agreement that involve, relate to or affect such party.

“U.S. Government” shall mean any United States governmental entity, agency or body, including United States Government corporations and non-appropriated fund activities.

ARTICLE X

MISCELLANEOUS

Section 10.1 Fees and Expenses. Miltec and the Shareholders, on the one hand, and Buyer and Ducommun, on the other hand, will bear their own attorneys’ and accountants’ fees and other expenses in connection with the negotiation and the consummation of the Transactions contemplated by this Agreement.

Section 10.2 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (with subsequent letter confirmation by mail) or three days after being mailed by certified or registered mail, postage prepaid, return receipt requested, to the parties, their successors in interest or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

If to Buyer:	Ducommun Incorporated
23301 Wilmington Avenue
Carson, CA 90745-6209
	Telecopy:	(562) 624-0789
	Attention:	Chief Financial Officer

With a concurrent copy to:	Gibson, Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, California 90071-3197
	Telecopy:	(213) 229-7500
	Attention:	Dhiya El-Saden, Esq.

If to Miltec:	Miltec Corporation
678 Discovery Drive
Huntsville, Alabama 35806
	Telecopy:	(256) 428-1464
	Attention:	Mr. Don Miller

With a concurrent copy to:	Balch & Bingham LLP
655 Gallatin Street
Huntsville, Alabama 35801
	Telecopy:	(256) 512-0119
	Attn:	George A. Smith, II, Esq.

If to the Shareholders:	to the address set forth in Section 2.4(a) of the Company Letter opposite each Shareholder’s name.

Section 10.3 Attorneys’ Fees and Costs. Should any party institute any action or proceeding in any court to enforce any provision of this Agreement, the prevailing party shall be entitled to receive from the losing party reasonable attorneys’ fees and costs incurred in such action or proceeding, whether or not such action or proceeding is prosecuted to judgment.

Section 10.4 Assignability and Parties in Interest. This Agreement shall not be assignable by any of the parties. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

Section 10.5 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the internal law, and not the law pertaining to conflicts or choice of law, of the State of Delaware.

Section 10.6 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Section 10.7 Complete Agreement. This Agreement, the Company Letter and the documents delivered or to be delivered pursuant to this Agreement, contain or will contain the entire agreement among the parties with respect to the Transactions and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments and understandings.

Section 10.8 Modifications, Amendments and Waivers. This Agreement may be modified, amended or otherwise supplemented only by a writing signed by all of the parties. No waiver of any right or power hereunder shall be deemed effective unless and until a writing waiving such right or power is executed by the party waiving such right or power.

Section 10.9 Due Diligence Investigation; Knowledge. All representations and warranties contained herein that are made to the knowledge of a party shall require that such party make reasonable investigation and inquiry which a reasonably prudent person would conduct with respect thereto to ascertain the correctness and validity thereof. Without limiting the foregoing sentence, when any fact is stated to be to the “knowledge of Miltec,” “Miltec’s knowledge” or similar such language, such reference shall mean that any of the officers, directors, or Principal Shareholders of Miltec, or Tim Magnusson, Latonia McIntyre, Greg Hunziker, Julie McClure, Tina McAlpin or Mike Alvarez, know or should have known of the existence or non-existence of such fact based upon a reasonable investigation and inquiry that a reasonably prudent person would conduct.

Section 10.10 Further Assurances. Each party shall execute and deliver such further instruments and take such further actions as any other party may reasonably request in order to carry out the intent of this Agreement and to consummate the Transactions.

Section 10.11 Contract Interpretation; Construction of Agreement.

(a) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Article, section, exhibit, schedule, preamble, recital and party references are to this Agreement unless otherwise stated.

(b) No party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all language in all parts of this Agreement shall be construed in accordance with its fair meaning, and not strictly for or against any party.

Section 10.12 Arbitration.

(a) Except as otherwise expressly provided in this Agreement, any controversy, dispute or claim arising under this Agreement shall be settled by arbitration conducted in Wilmington, Delaware in accordance with the then existing Commercial Arbitration Rules of the American Arbitration Association, and judgment upon any award rendered by the arbitrator may be entered by any federal or state court having jurisdiction thereof. The decision of the arbitrator shall be final and binding upon the parties. The arbitrator shall be authorized to award any relief, whether legal or equitable, to the party so entitled to such relief.

(b) In respect of any action, suit or other proceeding relating to the enforcement of the award rendered by the arbitrator pursuant to this Section 10.12, each party hereby irrevocably submits to the non-exclusive jurisdiction of any state or federal court located in Wilmington, Delaware. EACH PARTY HEREBY WAIVES ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS, TO ASSERT THAT IT IS NOT SUBJECT TO THE JURISDICTION OF THE AFORESAID COURTS, OR TO OBJECT TO VENUE TO THE EXTENT THAT ANY ACTION, SUIT OR OTHER PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 10.12.

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first above written.

DUCOMMUN

DUCOMMUN INCORPORATED, a Delaware corporation

By:
Name:
Title:

BUYER

DT ACQUISITION SUB, INC., an Alabama corporation

By:
Name:
Title:

MILTEC

MILTEC CORPORATION, an Alabama corporation

By:
Name:
Title:

[Signature Page to Agreement and Plan of Merger]

PRINCIPAL SHAREHOLDERS

Don Miller

Gina Miller

Grazyna Maria D. Miller, as Trustee of the Michael Don Miller Trust

Grazyna Maria D. Miller, as Trustee of the Miranda Dawn Miller Kutche Trust

Grazyna Maria D. Miller, as Trustee of the Justin Ray Miller Trust

William (Ivy) Pinion

Mark Harrison

Scott McWhirter

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

ARTICLES OF MERGER

A-1

EXHIBIT B

ARTICLES OF INCORPORATION

B-1

EXHIBIT C

BYLAWS

C-1

EXHIBIT D

FORM OF AMENDMENT #2 TO MT PROPERTIES, LLC LEASE

D-1

EXHIBIT E

MILTEC’S FORM OF OPINION OF COUNSEL

E-1

EXHIBIT F

FORM OF ESCROW AGREEMENT

F-1

EXHIBIT G

FORM OF PROMISSORY NOTE

G-1

EXHIBIT H

FORM OF NON-COMPETITION AGREEMENT

H-1

EXHIBIT I

FORM OF OPTION HOLDER AGREEMENT

I-1